UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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OLD DOMINION FREIGHT LINE, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way

Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. will be held Tuesday, May 17, 2011, at 11:30 a.m. Eastern Daylight Time, at the Greensboro-High Point Marriott Airport hotel located at One Marriott Drive, Greensboro, North Carolina 27409, for the following purposes:

1.	To elect nine directors to our Board of Directors for one-year terms and until their successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors, as set forth in the accompanying proxy statement.

2.	To hold an advisory vote on the compensation of our named executive officers.

3.	To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

4.	To consider a shareholder proposal, if properly presented at the meeting.

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

6.	To transact such other business, if any, as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 21, 2011, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Joel B. McCarty, Jr.
Secretary

Thomasville, North Carolina

April 15, 2011

If you do not intend to be present at the meeting, we ask that you vote your shares using a toll-free telephone number or the Internet, or by signing, dating and returning the accompanying proxy card promptly so that your shares of common stock may be represented and voted at the Annual Meeting. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

OLD DOMINION FREIGHT LINE, INC.

Principal Executive Offices: 500 Old Dominion Way

Thomasville, North Carolina 27360

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 17, 2011:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2010 Annual Report to Shareholders are available on our corporate website at www.odfl.com/company/proxy.shtml.

This proxy statement is being sent to shareholders on or about April 15, 2011, in connection with the solicitation of proxies by and on behalf of the Board of Directors of Old Dominion Freight Line, Inc. for use at the Annual Meeting of Shareholders to be held at the Greensboro-High Point Marriott Airport hotel located at One Marriott Drive, Greensboro, North Carolina 27409 on Tuesday, May 17, 2011, at 11:30 a.m. Eastern Daylight Time, and at any adjournment thereof. If you need directions so you can attend the Annual Meeting and vote in person, please contact our Corporate Secretary at (336) 889-5000.

GENERAL INFORMATION

The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by us. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we will reimburse them for their reasonable expenses in so doing.

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner’s name through our transfer agent may vote by either (i) completing the enclosed proxy card and mailing it in the postage-paid envelope provided; (ii) voting over the Internet by accessing the website identified on the proxy card and following the on-line instructions; or (iii) calling the toll-free telephone number identified on the proxy card. Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 16, 2011. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that institution by mail in lieu of a proxy card. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions online program. This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. The Broadridge Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Monday, May 16, 2011. The Broadridge Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

If you decide to attend the meeting in person, upon your arrival you will need to register with one of our Old Dominion representatives at the “check-in” table outside of the meeting room. Please be sure to have your state or government issued picture identification with you at the time of registration. After a determination that you are a registered holder of Old Dominion common stock as of the record date, you will be allowed to access the meeting room and attend our annual meeting. If you are not a registered shareholder, please be sure that you bring your state or government issued picture identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of our common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the meeting), to present to us at the time of registration.

The Board of Directors has fixed March 21, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 21, 2011, there were 57,443,324 outstanding shares of our common stock, each entitled to one vote. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the applicable rules governing such brokers, the proposal to ratify the appointment of our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote using their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items because the brokers are not entitled to vote such uninstructed shares. All proposals in this proxy statement, excluding the proposal to ratify the appointment of our independent registered public accounting firm, are considered “non-discretionary” and therefore, brokers cannot vote your uninstructed shares when they do not receive voting instructions from you.

The voting options for each proposal presented in this proxy statement, as well as the vote required to approve each proposal at the Annual Meeting, are as follows:

Proposal 1 – Election of Directors: With respect to this proposal, votes may be cast in favor of or withheld from each director nominee. You may vote “for all,” “withhold all” or “for all except” with respect to the director nominees. Assuming the existence of a quorum, the nominees receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors.

Proposal 2 – Advisory Vote on the Compensation of Our Named Executive Officers: With respect to this proposal (the results of which will not be binding upon Old Dominion or the Board), you may vote “for,” “against,” or “abstain” from voting. For this advisory, non-binding vote to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 3 – Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers: With respect to this proposal (the results of which will not be binding upon Old Dominion or the Board), you may vote for every “1 year,” “2 years,” “3 years” or “abstain” from voting. Under Virginia law, other than the election of directors, action on a matter is approved, assuming the existence of a quorum, if the votes cast favoring the matter exceed the votes cast opposing the matter, unless our Articles of Incorporation or Virginia law require a greater number of affirmative votes. However, because of the nature of this proposal, the frequency receiving the greatest number of votes cast will be considered the frequency recommended by our shareholders.

Proposal 4 – Shareholder Proposal: With respect to this shareholder proposal, you may vote “for,” “against,” or “abstain” from voting. For this shareholder proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 5 – Ratification of the Appointment of Our Independent Registered Public Accounting Firm: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Abstentions, shares that are withheld as to voting and broker non-votes will be counted for determining the existence of a quorum, but will not be counted as a vote cast with respect to any of the foregoing proposals and, therefore, will have no effect on the outcome of the vote for any of the foregoing proposals presented at the Annual Meeting.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. If no specification is made but the proxy is otherwise properly completed, the shares represented thereby will be voted “for” the election of the director nominees named in this proxy statement, “for” the advisory vote on the compensation of our named executive officers, for “1 year” with respect to the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, “against” the shareholder proposal and “for” the ratification of the appointment of our independent registered public accounting firm. Any shareholder submitting the accompanying proxy has the right to revoke it by notifying our Secretary in writing at any time prior to the voting of the proxy. A proxy is suspended if the person giving the proxy attends the Annual Meeting and elects to vote in person.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, the only class of voting security, as of March 21, 2011, or such other date as indicated in the footnotes to the table, for (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director; (iii) each executive officer; and (iv) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,185,205	5.7%
Earl E. Congdon (3)	2,877,342	5.0%
John R. Congdon (4) 7511 Whitepine Road Richmond, VA 23237	2,639,234	4.6%
David S. Congdon (5)	2,606,043	4.5%
John R. Congdon, Jr. (6) 7511 Whitepine Road Richmond, VA 23237	2,452,231	4.3%
J. Wes Frye (7)	27,027	*
Joel B. McCarty, Jr. (8)	11,743	*

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent
Kevin M. Freeman (9)	10,037	*
J. Paul Breitbach	7,387	*
Robert G. Culp, III (10)	2,512	*
D. Michael Wray	1,500	*
Leo H. Suggs	1,000	*
Cecil E. Overbey, Jr. (9)	631	*
Greg C. Gantt	—	—
John D. Kasarda	—	—
All Directors and Executive Officers as a Group (14 persons) (11)	9,995,099	17.4%

*	Less than 1%
(1)	Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name.
(2)	Information was obtained from a Schedule 13G/A filed on February 7, 2011 with the SEC by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock. No one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.
(3)	Includes (i) 850,302 shares held as trustee and grantor of the Earl E. Congdon Trust - 1990; (ii) 210,937 shares held through shared voting and investment rights as grantor of the 1998 Earl E. Congdon Family Trust; (iii) 833,334 shares held as trustee and grantor of the Earl E. Congdon Grantor Retained Annuity Trust – 2010; and (iv) 30,681 shares owned in the named shareholder’s 401(k) retirement plan. Also includes (i) 521,437 shares owned beneficially by Kathryn W. Congdon, Earl E. Congdon’s spouse, as trustee of the Kathryn W. Congdon Trust – 1990; and (ii) 430,651 shares owned beneficially by the Earl E. Congdon GRAT Remainder Trust, with respect to all of which Earl E. Congdon disclaims beneficial ownership.
(4)	Includes (i) 1,531,074 shares held as trustee and grantor of the John R. Congdon Revocable Trust; (ii) 76,654 shares held as trustee and grantor of the John R. Congdon 2009 GRAT; (iii) 210,937 shares held through shared voting and investment rights as trustee of the 1998 Earl E. Congdon Family Trust; and (iv) 820,569 shares owned as trustee and grantor of the John R. Congdon 2010 GRAT.
(5)

Includes (i) 28,445 shares owned of record by the named shareholder; (ii) 32,571 shares owned in the named shareholder’s 401(k) retirement plan; (iii) 696,848 shares held as trustee of the David S. Congdon Revocable Trust, dated December 3, 1991, of which 647,951 have been pledged to secure approximately $3.5 million in margin loans; (iv) 104,016 shares held as trustee of the David S. Congdon February 2010 Grantor Retained Annuity Trust; (v) 106,602 shares held as custodian for a minor child of the shareholder; (vi) 59,128 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Marilyn Congdon; (vii) 59,128 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Kathryn Congdon; (viii) 59,128 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Ashlyn Congdon; (ix) 257,188 shares held as trustee under the Audrey L. Congdon Irrevocable Trust #1; (x) 44,583 shares held as trustee under the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004; (xi) 430,651 shares held through shared voting and investment rights as co-trustee of the Earl E. Congdon GRAT Remainder Trust; (xii) 418,551 shares held through shared voting and investment rights with the shareholder’s spouse as trustee under the David S. Congdon Irrevocable Trust #1, dated December 1, 1992; (xiii) 38,750 shares held through shared voting and investment rights with the shareholder’s spouse as trustee under the David S. Congdon Irrevocable Trust #2, dated November 18, 1999; (xiv) 57,250 shares owned by the shareholder’s spouse; (xv) 106,602 shares owned by the shareholder’s daughter as trustee of the Kathryn Leigh Congdon Revocable Declaration of Trust dated May 23, 2006; and (xvi) 106,602 shares owned by the shareholder’s daughter as trustee of the Marilyn Marie Congdon Revocable Declaration of Trust dated May 23, 2006.

(6)	Includes (i) 855,734 shares held as trustee of the John R. Congdon, Jr. Revocable Trust; (ii) 68,078 shares held as trustee and grantor of the John R. Congdon, Jr. 2009 GRAT; (iii) 37,500 shares held as trustee and grantor of the John R. Congdon, Jr. 2010 GRAT #1; (iv) 37,500 shares held as trustee and grantor of the John R. Congdon, Jr. 2010 GRAT #2; (v) 288,519 shares held as trustee of the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr.; (vi) 288,771 shares held as trustee of the John R. Congdon Trust for Mark Ross Congdon; (vii) 292,052 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (viii) 292,025 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry; and (ix) 292,052 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry.
(7)	Includes (i) 14,839 shares owned of record by the named shareholder; (ii) 11,683 shares owned in the named shareholder’s 401(k) retirement plan; and (iii) 505 shares owned by the named shareholder’s spouse.
(8)	Includes (i) 10,243 shares owned of record by the named shareholder; (ii) 1,250 shares owned by the named shareholder’s daughter; and (iii) 250 shares held by the named shareholder’s daughter as custodian for a minor child.
(9)	All shares are owned in the named shareholder’s 401(k) retirement plan.
(10)	All shares are owned by the named shareholder’s spouse.
(11)	The group total for all current directors and executive officers includes 641,588 shares that have shared voting power between individuals within the group. These shares are counted only once in the total for the group.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not less than five nor more than twelve. The Governance and Nomination Committee of our Board of Directors has determined that the number of directors should remain at nine in 2011. Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees. In accordance with its charter and our Corporate Governance Guidelines, the Governance and Nomination Committee has recommended, and the Board of Directors has approved, the nine individuals named below to serve as directors until our next annual meeting and until their successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee, their qualifications as a Board member and the other public company boards on which they serve are set forth below. This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC. All of the nominees have consented to serve as directors, if elected.

Nominees for election as directors are:

Earl E. Congdon (80) joined us in 1949 and has served as a director since 1952. He also served as our Chairman of the Board of Directors and Chief Executive Officer from 1985 through 2007. In October 2007, the Board of Directors appointed Mr. Congdon to his current position as Executive Chairman of the Board of Directors, effective January 1, 2008. He is a son of E. E. Congdon, one of our founders, the brother of John R. Congdon, the father of David S. Congdon, the uncle of John R. Congdon, Jr. and the father-in-law of the late John B. Yowell. Through his 62 years of experience with us, including 22 years as our Chief Executive Officer, Mr. Congdon helped transform Old Dominion from a small regional company to an international, publicly-traded company through geographic expansion and acquisitions. As a result, he brings to our Board first-hand knowledge of the opportunities and challenges facing us and the less-than-truckload (“LTL”) industry. Mr. Congdon has valuable insight into the execution of our strategic, long-term objectives and is keenly aware of the operating complexities of the transportation industry. Due to his extensive knowledge of our business and the industry, the Board determined that Mr. Congdon should be nominated for election as a director.

David S. Congdon (54) was appointed President and Chief Executive Officer effective January 1, 2008. Mr. Congdon served as our President and Chief Operating Officer from May 1997 to December 2007 and in various positions in operations, maintenance and engineering between 1978 and 1997. He became a director in 1998 and is the son of Earl E. Congdon. Mr. Congdon, through his 33 years of service to us, including 14 years of service as an executive officer of Old Dominion, has played a critical role in helping us develop our strategic plan and grow our operations through geographic expansion and acquisitions. He has experience leading through difficult operating conditions by tightly managing costs and has guided Old Dominion to sustained profitability. Mr. Congdon has critical knowledge of the LTL industry, as well as the operational and regulatory complexities that we face. As a result of these qualifications and business management experience, the Board determined that Mr. Congdon should be nominated for election as a director.

John R. Congdon (78) joined us in 1951 and currently serves as a Senior Vice President. He has served as Vice Chairman of the Board of Directors since 1985 and as a director since 1955. He is also the Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., a North Carolina corporation that is primarily engaged in the full-service leasing of tractors, trailers and other equipment. He is a son of E. E. Congdon, one of our founders, the brother of Earl E. Congdon, the uncle of David S. Congdon and the father of John R. Congdon, Jr. During Mr. Congdon’s 60 years of experience with us, he has assisted in growing Old Dominion through geographic expansion and acquisitions. Through his service as our employee and as founder of Old Dominion Truck Leasing, Inc., Mr. Congdon has extensive knowledge of fleet management services, dedicated logistics and the purchase and sale of equipment. He provides valuable insights into equipment specifications and maintenance, as well as into areas of potential growth, such as logistics. Due to these qualifications and breadth of experience, the Board determined that Mr. Congdon should be nominated for election as a director.

J. Paul Breitbach (73) was elected a director in 2003. From 1992 until his retirement in 2001, Mr. Breitbach was employed by Krispy Kreme Doughnuts, Inc., where he held Executive Vice President positions in Finance and Administration, as well as Support Operations. As Executive Vice President of Finance and Administration, Mr. Breitbach also served as Krispy Kreme’s Chief Financial Officer. He was employed by Price Waterhouse from 1960 to 1992 and served in various audit and management positions, including Audit Partner. From May 2002 to December 2008, Mr. Breitbach also served on the Board of Directors of the Shepherd Street Funds, Inc. As a result of his prior experiences, Mr. Breitbach brings to the Board extensive knowledge of accounting and a solid understanding of financial statement oversight and disclosures. The Board determined that Mr. Breitbach should be nominated for election as a director due to his 32 years of experience in public accounting, which included experience with the transportation industry, and his prior experience in senior executive management positions at a public company.

John R. Congdon, Jr. (54) was elected a director in 1998. He currently serves as the Vice Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., where he has been employed since May 1979. He is the son of John R. Congdon. Mr. Congdon has 32 years of experience in the trucking industry and has extensive knowledge of dedicated logistics, fleet management services and the purchase and sale of equipment. His knowledge of dedicated logistics services, an area of potential growth for us, is of particular importance. As Vice Chairman of the Board of Old Dominion Truck Leasing, Mr. Congdon also brings experience in board management. Due to these qualifications and his experience in the transportation industry, the Board determined that Mr. Congdon should be nominated for election as a director.

Robert G. Culp, III (64) was elected a director in 2003 and also serves on the Board of Directors of Stanley Furniture Company, Inc. Mr. Culp is the Chairman of the Board of Directors of Culp, Inc., a High Point, North Carolina-based producer of upholstery and mattress fabrics, which he co-founded in 1972. Culp, Inc. has been publicly-traded for 26 years; therefore, Mr. Culp has first-hand knowledge of leading a business and is aware of the complexities of the financial and regulatory requirements facing public companies. Mr. Culp has also gained experience regarding the challenges and opportunities of developing global operations, as Culp, Inc. expanded operations into Canada and China. His guidance in international business matters is valuable to our Board as Old Dominion continues to expand its global operations. Due to these experiences, the Board determined that Mr. Culp should be nominated for election as a director.

John D. Kasarda, Ph.D. (65) has served as a director since January 2008. Dr. Kasarda is the Kenan Distinguished Professor of Entrepreneurship and has served as the Director of the Kenan Institute of Private Enterprise at the University of North Carolina at Chapel Hill since 1990. Dr. Kasarda has been employed by this university since 1977. The Board determined that Dr. Kasarda should be nominated for election as a director due to the unique perspective he provides through his breadth of knowledge in economic development, transportation and logistics, combined with his entrepreneurial experience and insight with respect to the trucking industry. Dr. Kasarda also serves on the board of directors of AMB Real Estate Investment Trust II.

Leo H. Suggs (71) was elected as a director in 2009. Mr. Suggs has a long and distinguished career in the trucking industry that began in 1958, holding a wide range of positions that included Chairman, President and Chief Executive Officer of Overnite Transportation Company from 1996 to 2005 and President and Chief Executive Officer of UPS Freight from 2005 to 2006. As President and Chief Executive Officer of Overnite Transportation, and as a member of its board of directors from November 2003 to May 2005, Mr. Suggs gained extensive knowledge of managing a non-union carrier in the LTL industry. He understands the opportunities and challenges facing the LTL industry, and has first-hand knowledge of acquisitions and mergers. Mr. Suggs currently serves as a consultant with Centerbridge Partners, a New York-based private equity firm, and as Chairman and Chief Executive Officer of Greatwide Logistics Services, a provider of transportation and logistics management services. We believe that Mr. Suggs is invaluable to our Board as an advisor on logistics services and LTL operations. As a result of these qualifications and his 53-year career in the trucking industry, the Board determined that Mr. Suggs should be nominated for election as a director.

D. Michael Wray (50) was elected as a director in 2008 and is the President of Riverside Brick & Supply Company, Inc., a distributor of masonry materials in central Virginia. Mr. Wray has served in that position since 1998 and was formerly its Vice President and General Manager from 1996 to 1998. From 1992 to 1995, Mr. Wray was employed by Ruff Hewn, Inc., an apparel designer and manufacturer, where he held positions including Chief Financial Officer and Treasurer. Mr. Wray also served in various audit and management positions with Price Waterhouse from 1982 to 1992. The Board determined that Mr. Wray should be nominated for election as a director due to his experience in public accounting, which included experience with the transportation industry. In addition, he has extensive knowledge of accounting and a valuable understanding of financial statement oversight and disclosures gained from his experience as a chief financial officer. Mr. Wray also brings company leadership and business management expertise to his service on our Board as a result of his ongoing responsibilities as President of Riverside Brick & Supply Company, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH OF THE NOMINEES IDENTIFIED ABOVE.

EXECUTIVE OFFICERS

The following provides certain information about our executive officers who are not directors:

Kevin M. Freeman (52) was appointed Senior Vice President – Sales on January 5, 2011 after serving as Vice President of Field Sales since May 1997. Mr. Freeman has 33 years of experience in the transportation industry, and has held various positions in sales with our Company since joining us in February 1992.

J. Wes Frye (63) has served as our Senior Vice President – Finance since May 1997. He has also served as Chief Financial Officer and Treasurer since joining us in February 1985 and has held the position of Assistant Secretary since December 1987. Mr. Frye is a Certified Public Accountant.

Greg C. Gantt (55) has served as our Senior Vice President – Operations since January 2002. He joined Old Dominion in November 1994 and served as one of our regional Vice Presidents from November 1994 to January 2002. Prior to his employment with us, Mr. Gantt served in many operational capacities with Carolina Freight Carriers Corporation, including Vice President of its Southern Region.

Joel B. McCarty, Jr. (73) has served as our Senior Vice President since May 1997 and has served as our General Counsel and Secretary since joining us in June 1987. He was formerly the Assistant General Counsel of McLean Trucking Company and was in private law practice prior to 1985.

Cecil E. Overbey, Jr. (49) was appointed Senior Vice President – Marketing, Pricing and Strategic Development on January 5, 2011 after serving as Vice President of National Accounts and Marketing since July 2000. Mr. Overbey has 28 years of experience in the transportation and distribution industries, and since joining us in June 1995 as a National Account Executive, has held various other management positions in sales and marketing.

CORPORATE GOVERNANCE

Board Leadership Structure

Historically, our Chairman of the Board has also served as our Chief Executive Officer, and these dual roles were held for many years by our current Executive Chairman of the Board, Earl E. Congdon. In 2007, however, following Mr. Earl Congdon’s decision to resign from the Chief Executive Officer position effective on January 1, 2008, the Board determined that it was in the best interests of our shareholders to appoint David S. Congdon, who had been serving as our President and Chief Operating Officer, as our Chief Executive Officer and redesignate Mr. Earl Congdon as Executive Chairman of the Board. The Board took these actions because it wanted to preserve the ability of Mr. Earl Congdon to continue to have a significant executive role on our management team. The Board also believes that strong, independent Board leadership is an important aspect of effective corporate governance and, as a result, appointed Robert G. Culp, III on January 25, 2010 to serve as our Lead Independent Director. Our Lead Independent Director’s responsibilities and authority include presiding at meetings of our independent directors, coordinating with our Executive Chairman and Chief Executive Officer on Board meeting agendas, schedules and materials and otherwise acting as a liaison between the independent directors, our Executive Chairman and our Chief Executive Officer. For these reasons, the Board believes that our current leadership structure is appropriate for us at this time. The Board believes that there is no specific generally accepted leadership structure that applies to all companies, nor is there one specific leadership structure that permanently suits us. As a result, our decision as to whether to combine or separate the positions of Chairman and Chief Executive Officer and whether to have a Lead Independent Director may vary from time to time, as industry or our own conditions and circumstances warrant. The independent directors of the Board consider the Board’s leadership structure on an annual basis to determine the structure that is most appropriate for the governance of Old Dominion.

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), our Board of Directors must consist of a majority of independent directors, as determined in accordance with applicable NASDAQ listing standards. The Board has determined that Messrs. Breitbach, Culp, Kasarda, Suggs and Wray (collectively, the “independent directors”) are independent in accordance with NASDAQ listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion. In making these determinations, the Board reviewed information provided by the directors and obtained by us with regard to each director’s business and personal activities as they may relate to us and our management. While our Corporate Governance Guidelines direct the independent directors of the Board to meet in executive session at least twice each year, they met four times in 2010. Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board” in this proxy statement.

Attendance and Committees of the Board

Pursuant to our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members. All directors were present at the previous Annual Meeting that was held on May 24, 2010. Our Board of Directors held four meetings and one telephonic meeting during 2010. The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance and Nomination Committee. Each member of the Audit Committee, the Compensation Committee and the Governance and Nomination Committee is an “independent director” as such term is defined under applicable SEC rules and regulations and NASDAQ listing standards. All incumbent directors attended at least 75% of the aggregate meetings held by the Board and their assigned committees in 2010.

Executive Committee

The Executive Committee consists of Earl E. Congdon (Chairman), John R. Congdon and David S. Congdon. The Executive Committee is empowered to act between meetings of the Board of Directors with powers of the full Board, to the extent permitted by our bylaws and applicable law. This committee did not find it necessary to meet between regular scheduled meetings of the Board and, therefore, did not meet in 2010.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), consists of J. Paul Breitbach (Chairman), Robert G. Culp, III and D. Michael Wray, each of whom the Board of Directors has determined is independent pursuant to applicable SEC rules and regulations and NASDAQ listing standards. The Board of Directors has determined that all Audit Committee members are financially literate and that Mr. Breitbach and Mr. Wray each qualify as an “audit committee financial expert” as defined by applicable SEC rules. Please refer to the experience described for each of these members under “Proposal 1 - Election of Directors” in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, which is available on our website at http://www.odfl.com/company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms. Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee,” which is included in this proxy statement. The Audit Committee met five times and held five telephonic meetings in 2010. The five telephonic meetings of the Audit Committee included, among other things, a telephonic meeting after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP

(“E&Y”), the quarterly financial results to be included in our periodic filings with the SEC prior to their release.

Compensation Committee

Our Compensation Committee consists of Robert G. Culp, III (Chairman), Leo H. Suggs and D. Michael Wray, each of whom the Board of Directors has determined to be independent pursuant to applicable NASDAQ listing standards. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms.

The Compensation Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation. Please refer to our compensation philosophy and actions taken in 2010 described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and director compensation. The Compensation Committee also reviews and evaluates the fees paid to members of our Board of Directors, and recommends changes to our Board of Directors as deemed necessary to maintain alignment with our compensation philosophy.

The Compensation Committee has established and maintains a written charter, which has been approved by the Board of Directors and is published on our website at http://www.odfl.com/company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. The Committee meets periodically and is authorized to obtain opinions or reports from external or internal sources as it may deem appropriate or necessary to assist and advise it in connection with its responsibilities. The Compensation Committee met four times in 2010. In accordance with its charter, the Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities; however, no authority was delegated in 2010.

Governance and Nomination Committee

The Governance and Nomination Committee consists of John D. Kasarda (Chairman), J. Paul Breitbach and Leo H. Suggs, each of whom the Board of Directors has determined is independent pursuant to applicable NASDAQ listing standards. This Committee makes recommendations concerning the size and composition of the Board of Directors, evaluates and recommends candidates for election as directors (including nominees recommended by shareholders), coordinates the orientation (in conjunction with our Chief Executive Officer) and educational requirements of new and existing directors, develops and implements our corporate governance policies and assesses the effectiveness of the Board of Directors and its committees. The written charter for this committee is available on our website at http://www.odfl.com/Company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. Committee members are appointed annually by a majority of the Board of Directors to serve for one-year terms. The Governance and Nomination Committee met four times in 2010.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s duties and responsibilities in light of various best practices in corporate governance and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, meeting requirements and responsibilities of the Board and its committees. The Corporate Governance Guidelines are available on our website at http://www.odfl.com/company/corpGovernance.shtml.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. Our Code of Business Conduct is available on our website at http://www.odfl.com/company/corpGovernance.shtml. Any waivers or substantive amendments to our Code of Business Conduct applicable to our directors or executive officers will be disclosed, as required and to the extent permissible under applicable law, the rules of the SEC or NASDAQ listing standards, and filed with the SEC on a Form 8-K. Any waiver or substantive amendment of the Code of Business Conduct for directors or executive officers may be made only by the Board or a Board committee.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Any communication so received will be processed by our Corporate Secretary and be promptly delivered to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication.

Director Nominations

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to our Corporate Secretary (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chairman of the Governance and Nomination Committee for consideration. When submitting a nomination to the Governance and Nomination Committee for consideration, a shareholder must provide the following minimum information for each director nominee: full name, address, age, principal occupation during the past five years, current directorships on publicly-held companies and investment companies, number of our shares of common stock owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with our bylaws, as described in more detail in Article 3, Section 6 of our bylaws. If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of our outstanding stock for at least one year prior to the date of nomination, we, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in our proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations.

In addition to any director nominees submitted by shareholders, the Governance and Nomination Committee considers candidates submitted by directors, as well as self-nominations by directors, and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee.

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include personal and professional ethics, integrity and values; director independence; relevant educational and business experience; willingness to devote the time required to fulfill the duties of a director and to develop additional insight into our operations; and a willingness to represent the best interests of us and our shareholders and be objective in evaluating management’s effectiveness. After this evaluation process is concluded, the Governance and Nomination Committee selects and submits nominees to the Board of Directors for further consideration and approval.

Although we do not have a formal policy for the consideration of diversity in identifying director nominees, we and the Governance and Nomination Committee consider the criteria outlined above and as set forth in our Corporate Governance Guidelines when recommending director nominees so that the Board, as a whole, will possess the appropriate skills and expertise to oversee our business. We and the Governance and Nomination Committee believe that the current composition of the Board of Directors reflects a highly talented group of individuals best suited to perform oversight responsibilities for us and our shareholders.

Risk Management

Our Chief Financial Officer and Chief Executive Officer are responsible for the assessment and management of our risks. The Board of Directors is responsible for the oversight of our policies, procedures and systems in place to manage our risk exposure. The Chief Financial Officer regularly reviews, with the Chief Executive Officer and the Audit Committee, our significant risk factors, as well as the steps management has taken to identify, monitor and mitigate those risks. In addition, our Director of Internal Audit also reports any identified risks resulting from internal audit work separately to the Chief Executive Officer and the Audit Committee. The Audit Committee then reports the results of these reviews to the Board on a regular basis.

Other committees of the Board have risk oversight responsibility as well. The Governance and Nomination Committee is responsible for the oversight of risks associated with succession planning and corporate governance matters, and the Compensation Committee is primarily responsible for the oversight of risks associated with employment agreements, compensation arrangements and the attraction and retention of qualified employees. The Chairmen of both the Governance and Nomination Committee and the Compensation Committee report the results of their meetings and reviews to the Board on a regular basis.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve permitted services under $20,000 provided that the Chairman reports any decisions to all members of the Audit Committee at the earliest convenience. In the event the Chairman is unavailable, the remaining members must unanimously approve any request for permitted services, not to exceed $20,000, and notify the Chairman at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, in compliance with Section 301 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related SEC rules and regulations. The Audit Committee has contracted with a third party to provide a toll-free telephone number and Internet service that is staffed 24 hours a day, seven days a week. This service documents the complaint, assigns a reference number to the complaint for tracking purposes and forwards that information, through email, to the Audit Committee Chairman and the Director of Internal Audit. In the event the complaint concerns an internal audit matter, only the Audit Committee Chairman is notified. Either the Audit Committee Chairman or Director of Internal Audit, using whatever resources are required, investigates the complaint. Corrective action, if deemed necessary, is decided upon by the Audit Committee Chairman and then implemented as needed. The identity of the individual submitting the complaint and the details of the complaint remain anonymous throughout this process. We periodically test this process to ensure that complaints are handled in accordance with these procedures.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Culp (Chairman), Suggs and Wray. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship during the year ended December 31, 2010 that would be required to be disclosed pursuant to the SEC’s Item 404 of Regulation S-K. No interlocking relationships exist between our current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of the reports filed with the SEC since January 1, 2010 and on representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the reports required to be filed on a timely basis, except for Kevin M. Freeman and Cecil E. Overbey, Jr., each of whom failed to include 8,028 shares of phantom stock in his Form 3 filed with the SEC on January 10, 2011 after becoming a Section 16(a) reporting person. Each of Mr. Freeman and Mr. Overbey, Jr. filed an amendment to his Form 3 with the SEC on February 15, 2011 to include such shares of phantom stock.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees our financial reporting, internal controls and audit functions on behalf of the Board of Directors and operates under a written charter adopted on April 24, 2000, which is reviewed on an annual basis and was most recently revised on August 3, 2009. The charter is available on our website at http://www.odfl.com/company/corpGovernance.shtml. The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and NASDAQ listing standards. Two of the three members of the Audit Committee, including the Chairman, have been designated as “audit committee financial experts” as that term is defined by SEC rules and regulations. The Chairman reports the Audit Committee’s actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2010, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Among its actions, the Audit Committee:

•

reviewed and discussed our quarterly earnings releases and the quarterly financial statements filed on Forms 10-Q with the SEC, with management and our independent registered public accounting firm, E&Y;

•	reviewed with management, the internal auditor and E&Y the audit scope and plan for the audit of the fiscal year ended December 31, 2010; and

•	met with each of the internal auditor and E&Y, outside the presence of management, to discuss, among other things, our financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting. E&Y is responsible for performing an independent audit of those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of our internal control over financial reporting.

During the course of 2010, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related SEC rules and regulations. The Audit Committee was kept apprised of the progress of the documentation, testing and evaluation and provided oversight to management during the process. The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC, as well as E&Y’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K relating to its audit of (i) the financial statements and financial statement schedule and (ii) the effectiveness of our internal control over financial reporting.

The Audit Committee reviewed with our independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y that firm’s independence. The Audit Committee has also considered the compatibility of the provision of non-audit services with E&Y’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee,

J. Paul Breitbach, Chairman

Robert G. Culp, III

D. Michael Wray

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our guiding principles in the development of our executive compensation philosophy have been to align executive compensation with both our business objectives and the interests of our shareholders. We have attempted to balance the principal elements of our compensation program (base salary, short-term performance-based pay and longer-term incentives) to motivate our executives to achieve our short-term financial objectives as well as our long-term goal of increasing shareholder value, which is substantially dependent on our achievement of our short-term objectives. We believe a significant portion of executive compensation should be based upon performance and we have designed our elements of compensation accordingly. We do not believe the elements of our executive compensation program encourage excessive risk-taking, and we review each plan periodically to ensure it is operating in accordance with our objectives.

Old Dominion’s executive compensation program ties a significant portion of current cash compensation directly to corporate performance primarily through the Performance Incentive Plan (the “PIP”). As described below, the PIP provides for monthly payouts to the participants of a specified percentage of our monthly pre-tax income, subject to a minimum level of profitability. We believe this plan has been instrumental in motivating our named executive officers and other participating officers to achieve and sustain superior profitability in our industry.

We believe long-term incentives are also necessary to reward loyalty and create shareholder value. Accordingly, our compensation program provides for awards under the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Phantom Stock Plan”), described below, which have vesting and continued service requirements and are linked to the value of our common stock. Other long-term components consist primarily of deferral of short-term cash compensation into our Nonqualified Deferred Compensation Plan and contributions to our 401(k) retirement plan, which also are described in more detail below.

The mix of short-term and long-term incentives that supplement the salary component of our executive compensation program reflects a thorough evaluation of our program conducted in 2007 and 2008 by our Compensation Committee, with the assistance of an independent compensation consultant, Hay Group, Inc., that was retained by the Compensation Committee. The Committee decided not to retain a compensation consultant for the purpose of making executive compensation determinations for 2009 and 2010, concluding that doing so would be of marginal incremental value due to the significant impact of then-current economic conditions on compensation-related decisions affecting all Company personnel. The Committee also took into account the absence of meaningful information concerning many of our comparably-sized LTL competitors.

The principal factors in the Compensation Committee’s executive compensation decisions for 2010 were the weakness in the U.S. economy and the continued impact of the recession on the LTL industry. The LTL industry has suffered through one of the most challenging business cycles in our Company’s history, which negatively impacted profitability throughout the industry. Many companies, including us, met these developments with cost-cutting measures that included workforce reductions. Other companies also reduced pay and benefits in an attempt to restore profitability. However, we were able to sustain industry-leading profitability without reducing our employees’ wages or materially modifying our employees’ benefit plans throughout this period of reduced shipment volume and pricing pressure.

Our Compensation Committee took note of these developments in evaluating the compensation to be paid to our named executive officers for 2010. At its meeting at which the Committee established compensation levels for the named executive officers as of January 1, 2010, the Committee decided not to adjust base salary or PIP participation factors (as described below) for our named executive officers. The Committee recognized that, absent a significantly improved economy in 2010, we would likely experience substantially reduced profitability and our named executive officers would in turn experience meaningful reductions in their total cash compensation in 2010.

As 2010 progressed, however, our financial results improved. On September 3, 2010, we provided our workforce, excluding our named executive officers and all other officers, with an across-the-board increase of approximately 2%. The improvement in our financial performance also resulted in substantial increases in PIP payouts to our officers, including our named executive officers, as compared to 2009. Recognizing that business conditions had continued to stabilize in the fourth quarter of 2010, the Compensation Committee granted to our officers, including our named executive officers, a 2% increase in base salary that became effective on December 31, 2010. This increase was the first adjustment to base salary for our named executive officers since the increase in base salary that was granted on January 4, 2008. Due almost entirely to improved profitability in 2010 and the resulting increase in PIP payouts, total cash compensation as a group for our named executive officers increased 56.6% in 2010 over 2009 after declining 31.6% as a group in 2009 compared to 2008 levels.

Objectives of Our Executive Compensation Programs

Our executive compensation programs are designed to achieve the following objectives, consistent with the principles and philosophy outlined above:

•	motivate and reward our executives to increase earnings;

•	provide the opportunity for a high level of compensation for superior corporate performance as a means to increase long-term shareholder value; and

•	promote and foster an environment of cooperation and “team spirit.”

We also believe it is critical that our compensation program is structured to:

•	attract talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive LTL segment of the transportation industry;

•	retain our executives so they can add further value in current and future roles by providing long-term incentives that reward loyalty and longevity; and

•	provide a reasonable level of compensation protection to our executive officers to offset some of the risks of a change in ownership.

Role of Compensation Committee and Independent Directors

The Compensation Committee is comprised entirely of independent directors, and this committee is charged with recommending to our Board the compensation of our Chief Executive Officer and determining the compensation paid to our other named executive officers. Additionally, the Compensation Committee makes recommendations to the Board regarding the adoption of, and changes to, our executive compensation plans.

David S. Congdon, our President and Chief Executive Officer, has a significant role in the compensation-setting process, including:

•	evaluating individual performance;

•	establishing business performance targets and objectives; and

•	providing recommendations to the Compensation Committee for salary and equity or non-equity based awards.

Neither Earl E. Congdon, our Executive Chairman, nor David S. Congdon participates in the Compensation Committee’s deliberations regarding his individual performance, salary level, non-equity incentive plan compensation or other compensation that may be granted to him.

The Compensation Committee has the authority to hire outside advisors, such as compensation consultants, to render guidance and assistance when and if the Committee deems it appropriate and advisable. The Compensation Committee, at its discretion, determines both the frequency that outside consultants are engaged and the scope of work these consultants perform.

The Compensation Committee’s Use of Benchmarking and Related Data

As noted above, the Compensation Committee engaged Hay Group to assist the Committee in its evaluation of our executive compensation program in 2007 and 2008. As part of that evaluation, Hay Group supplied the Committee with benchmarking data regarding 12 other publicly-held companies in the trucking segment of the transportation industry. Nine operated in the truckload segment of the industry or were specialized carriers, and three operated in our LTL segment of the industry. After receiving an update of this benchmarking information from Hay Group in connection with the Committee’s 2008 executive compensation decisions, the Committee elected not to request further information from Hay Group for 2009 or 2010. As noted above, the Committee decided not to retain a compensation consultant for the purpose of making executive compensation determinations for 2009 and 2010, concluding that doing so would be of marginal incremental value due to the significant impact of then-current economic conditions on compensation-related decisions affecting all Company personnel. The Committee also took into account the absence of meaningful information concerning many of our comparably-sized LTL competitors.

In lieu of engaging Hay group in 2010, the Compensation Committee obtained from management a comparative compensation analysis for named executive officers at other publicly-traded LTL companies using public information filed with the SEC. The Compensation Committee reviewed this information but took no action in reliance upon it.

Elements of Compensation

The following discusses each of the components of our executive compensation program and the decisions the Compensation Committee made in connection with 2010, and where appropriate, 2011 compensation.

Annual Base Salary

We have historically increased the base salaries of our named executive officers annually for an inflationary factor and, in some instances, a modest incremental adjustment for our overall growth and financial performance. However, due to the severity and length of the recent economic downturn, the Compensation Committee, consistent with the recommendation of the Chief Executive Officer, did not approve any increases in the annual base salary for our named executive officers during their initial determination of base salaries for 2010. Due to improved conditions, on September 3, 2010, we implemented a 2% across-the-board increase for our non-officer employees. On December 9, 2010, the Compensation Committee determined that all officers, including our named executive officers, should also receive a 2% increase, which became effective on December 31, 2010.

The table below reflects the annual base salaries for our named executive officers in 2011, 2010 and 2009:

Named Executive Officer	2011 Base Salary ($)		2010 Base Salary ($)	2009 Base Salary ($)(1)
Earl E. Congdon	510,000		499,980	499,980
David S. Congdon	510,000		499,980	499,980
J. Wes Frye	304,495		298,524	298,524
Greg C. Gantt	310,000		273,000	273,000
Joel B. McCarty, Jr.	266,220		260,988	260,988
John B. Yowell	—	(2)	350,012	350,012

(1)	We pay our employees weekly and the table of annual salaries above is based upon a traditional 52-week year. There is a possibility, however, of having 53 payment cycles in a calendar year, which was the case in 2009. As a result, the 2009 base salaries in this table do not correspond exactly to the 2009 base salaries disclosed in the “Summary Compensation Table” on page 23 of this proxy statement, which in accordance with SEC rules includes all compensation earned with respect to a particular fiscal year without regard to the number of payment cycles.
(2)	John B. Yowell passed away on December 30, 2010.

In approving the 2% increase in base salary for our named executive officers that was effective on December 31, 2010, the Compensation Committee noted there had been no increase in base salaries for these employees since January 4, 2008, a period of almost three years. Our operating ratio in 2007 was 90.7% and, due to the recessionary economy, increased to 91.6% in 2008 and 94.3% in 2009. While our profit margins declined during these periods, they compared favorably with the operating results of our LTL competitors. During these years, the Committee noted that our named executive officers were experiencing significant reductions in their total cash compensation due to sharp declines in payouts under the PIP, which historically have been a significant component of the short-term cash compensation paid to our named executive officers. As a result, the Compensation Committee maintained the base salaries of our named executive officers at their then-current levels. As our profitability improved in 2010, as reflected by our 2010 operating ratio of 90.7%, the Committee determined an inflationary adjustment to base salaries of 2% was appropriate for our named executive officers, consistent with the increase provided to our employees earlier in 2010.

Non-equity Incentive Plan

During 2010, our named executive officers participated with certain other employees in our PIP, which is administered by the Compensation Committee. Participants were selected by the Compensation Committee, with input by senior management, to receive a monthly cash incentive payment based upon a fixed percentage, or participation factor, of our pre-tax income. The Compensation Committee approved the participation factors for our named executive officers and other key participants and monitored the compensation derived from the PIP.

The material terms of the PIP were approved by our shareholders at our annual meeting held on May 28, 2008. Shareholder approval enabled us to maximize our income tax deductions for compensation paid to certain employees under our cash incentive program pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The formula applied for each participant in the PIP is shown below:

Monthly Income Before Income Taxes x Participation Factor = Monthly Payout

In 2008, when the Compensation Committee determined the named executive officers’ participation factors, they estimated that “at risk” performance-based cash compensation would average approximately 65% of total cash compensation for the group. Primarily as a result of the impact of recessionary economic factors on our operating performance, the actual average “at risk” cash compensation paid to the named executives in 2009 ranged between 34.5% and 53.8% of total cash compensation. As economic conditions and profitability improved in 2010, the “at risk” cash compensation provided for by the PIP returned to more traditional levels and ranged between 54.1% and 72.3%.

The Compensation Committee established the PIP’s 2010 participation factor (that is, the percentage of our income before income taxes) for each of our named executive officers at the applicable 2009 level. The Compensation Committee also made no change in the participation factors in making its executive compensation decisions for 2011. The following table shows the participation factor and the payout received by each of our named executive officers for 2010 and 2009:

Named Executive Officer	2010 and 2009 PIP Participation Factors (%)	2010 PIP Payout ($)	2009 PIP Payout ($)
Earl E. Congdon	1.04	1,306,836	594,520
David S. Congdon	1.04	1,306,836	594,520
J. Wes Frye	0.28	351,841	160,063
Greg C. Gantt	0.28	351,841	160,063
Joel B. McCarty, Jr.	0.28	351,841	160,063
John B. Yowell	0.68	854,469	388,725

The PIP requires a minimum threshold of profitability for a month before a payout may be made to any of the participants. The minimum profitability threshold requires our pre-tax profit margin for a month to exceed 2%, which occurred for each month in 2010 except the month of January. As a result, each of our named executive officers received cash compensation based on his respective participation factor and our pre-tax income for February through December 2010.

The Compensation Committee recognizes that a feature of the PIP is that it can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined. However, it is also the case that the PIP can produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved.

The Compensation Committee has considered whether our employee compensation policies and practices, including our PIP, create inadvertent incentives for executive management and other participants to make decisions that are reasonably likely to have a material adverse effect on us, and believes they do not. The Committee believes the overarching characteristic of the PIP is its ability to create a highly motivated management team that is focused, daily, on improving our performance and creating long-term value for our shareholders.

Phantom Stock Plan

The Old Dominion Freight Line, Inc. Phantom Stock Plan, which was adopted in 2005 and subsequently amended to comply with the provisions of Section 409A of the Code, provides a long-term retirement incentive for our named executive officers. While awards under this plan are discretionary, it has been our practice to award phantom stock annually during the first quarter of each year.

The Compensation Committee generally determines the awards based on a percentage of annual base salary in relation to our operating ratio for the previous fiscal year. Prior to 2008, no awards under the Phantom Stock Plan were made unless our operating ratio was 91% or lower. However, in order to strengthen the long-term components of our executive compensation program and in response to advice the Compensation Committee received from its compensation consultant in 2007, the Committee adopted a policy to generally make an annual grant to participants in the plan equal to 20% of base salary, even if our operating ratio falls short of our minimum target. Beginning in 2008, the Compensation Committee has used the table below to determine the amount of phantom stock grants under the Phantom Stock Plan:

Operating Ratio	Phantom Stock Awards Granted as a % of Annual Base Salary
Greater than 90%	20%
89% to 90%	30%
88% to 89%	40%
Less than 88%	50%

Based on our operating ratios of 90.7%, 94.3% and 91.6% for 2010, 2009 and 2008, respectively, the Compensation Committee approved grants of phantom stock equal to 20% of each named executive officer’s annual base salary in each of those years. The following table shows the value of phantom stock awarded to each of our named executive officers for the period shown based on the grant date fair value. The value of each award is calculated based on the designated percentage of each named executive officer’s annual base salary divided by the average closing price of our common stock for the fourth, fifth and sixth trading days following the public release of our fourth quarter earnings. Because our operating ratio exceeded 90% for each of the last three years, the Committee granted awards at the minimum 20% level in each year.

Named Executive Officer	Value of Phantom Stock Award ($)
	2010	2009	2008
Earl E. Congdon	98,772	98,801	98,912
David S. Congdon	98,772	98,801	98,912
J. Wes Frye	58,987	58,975	58,766
Greg C. Gantt	53,938	53,944	54,022
Joel B. McCarty, Jr.	51,566	51,574	51,650
John B. Yowell	69,141	69,169	69,233

Phantom stock awards are generally subject to a five-year vesting period, but awards will also fully vest on the earlier to occur of the following: (i) the date of a change of control in our ownership; (ii) the fifth anniversary of the grant date, provided the named executive officer is employed by us on that date; (iii) the date of the named executive officer’s death while employed by us; (iv) the date of the named executive officer’s total disability; or (v) the date the named executive officer attains the age of 65 while employed by us. Under the Phantom Stock Plan, awards that are not vested upon termination of employment are forfeited. All vested and unvested awards are forfeited if termination of employment occurs for cause or prior to attaining the age of 55, unless the termination results from death or total disability. Phantom stock awards are settled in cash after the required vesting period and upon termination of employment. Our named executive officers are each entitled to receive the fair market value of each share of phantom stock on the settlement date and, unless subject to restrictions under Section 409A of the Code, will be paid in 24 equal monthly installments in accordance with the Phantom Stock Plan. Because of the required vesting period and settlement provisions, this component of compensation generally rewards longevity and provides a retirement benefit to our named executive officers that is directly tied to shareholder value. The Compensation Committee retains authority under the Phantom Stock Plan to accelerate vesting in its discretion.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant’s contributions. We consider this match in our evaluation of overall compensation; however, we believe the maximum employee contribution and matching limits in our plan are, alone, insufficient to enable our named executive officers to save an amount that is adequate for their retirement or competitive with similarly-situated executives at other companies in our industry.

Nonqualified Deferred Compensation Plan

Because we do not provide a significant retirement plan for our named executive officers, we offer them an alternative vehicle for funding their retirement in the form of the 2006 Nonqualified Deferred Compensation Plan. This plan allows eligible participants, including our named executive officers, to defer significant percentages of both their annual base salary and their monthly non-equity incentive compensation. The plan, which was amended and restated effective January 1, 2009 to comply with Section 409A of the Code, and was further amended on January 1, 2010, is described in further detail on page 28 of this proxy statement.

Section 162(m) of the Code

Our shareholders approved the material terms of the PIP at the 2008 annual meeting of shareholders. This approval enabled us, pursuant to Section 162(m) of the Code, to maximize our income tax deductions for compensation paid to certain participants in the PIP. The Compensation Committee considers deductibility of executive compensation paid to our named executive officers, although historically it has awarded compensation despite non-deductibility when it believed such compensation was warranted. As a result of the deductibility of payouts under the PIP, the Committee does not believe deductibility of compensation awarded to our named executive officers will be an issue under Section 162(m) for the foreseeable future.

Employment Agreements

On May 17, 2004, based in part upon an analysis performed by a compensation consultant of our executive compensation program, we entered into employment agreements with Earl E. Congdon, our Executive Chairman of the Board; David S. Congdon, our President and Chief Executive Officer; and John R. Congdon, our Senior Vice President and Vice Chairman of the Board. We also entered into an employment agreement with John B. Yowell, who, prior to his death on December 30, 2010, served as our Executive Vice President and Chief Operating Officer. We decided to enter into employment agreements with these executives for the following reasons:

•	to establish non-competition and non-solicitation agreements, in order to limit our exposure to competition by any of these executives in the event of termination of his employment;

•	to provide long-term incentives to retain David S. Congdon and John B. Yowell to ensure the continuity of leadership upon the retirement of Earl E. Congdon and John R. Congdon;

•	to provide protection to these executives in the event we experience a change in control; and

•

to limit our exposure to a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by the estate of any of these executives in the event of his death.

Each agreement was tailored to address the competitive and financial exposures to both us and the employee referred to above.

In 2007, the Compensation Committee, with the assistance of Hay Group, conducted a study and identified several modifications to the employment agreements that the Compensation Committee believed to be appropriate. Following discussions with our executives who were parties to these agreements, on May 28, 2008, we entered into amended and restated employment agreements that replaced the May 17, 2004 agreements. In May 2010, we also extended the term of the employment agreements of each of Earl E. Congdon and John R. Congdon. A more detailed discussion of the terms and provisions of these agreements is provided on page 30 of this proxy statement.

Change of Control and Post-Employment Benefit Considerations

The employment agreements for each of Earl E. Congdon and David S. Congdon provide for post-employment benefits that result from a change in control. In addition, David S. Congdon is entitled to receive post-employment benefits upon termination for any reason, except for death, termination by us for cause and termination by the executive for a reason not constituting “good reason.” (A “change of control” does not constitute “good reason,” but in the case of David S. Congdon’s agreement, a fundamental disagreement with the Board following a change of control does constitute “good reason.”) The employment agreements, including post-employment benefits, are described in more detail on page 30 of this proxy statement. Our employment agreement with the late John B. Yowell contained change of control and post-employment benefits substantially the same as those of David S. Congdon, except events constituting “good reason” in the definition in Mr. Yowell’s agreement excluded a fundamental disagreement with the Board following a change of control.

The Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives has been in place since 2005, but was amended and restated effective January 1, 2009 to comply with Section 409A of the Code. The plan provides for post-employment benefits that result from a change in control to eligible key executives, including three named executive officers: J. Wes Frye, Greg C. Gantt and Joel B. McCarty, Jr. The benefits provided by this plan are described in more detail on page 33 of this proxy statement.

We believe that the employment agreements and the Change of Control Severance Plan for Key Executives provide a reasonable level of protection to our named executive officers in the event we experience a change of control. We also believe the post-employment benefits provided in the employment agreement for David S. Congdon is an effective incentive for retaining this key executive officer, who we believe is critical to our continued success.

Other Benefits and Perquisites

Our named executive officers participate equitably, except as noted below, with all employees in our employee benefit plans, which include medical, dental, vision, long-term disability and group life insurance. Each named executive officer receives term-life insurance benefits insuring his life for $300,000, if under the age of 70, or $150,000, if over the age of 70. In addition, the employment agreement with David S. Congdon provides for the reimbursement of premiums for term-life insurance coverage up to $10,000,000, subject to certain limitations. This perquisite was granted to Mr. Congdon to protect us from a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by his estate in the event of his death. Our employment agreement with John B. Yowell included the same life insurance benefit. On December 30, 2010, Mr. Yowell unexpectedly passed away, and we have noted no measurable impact from any liquidation of his estate. Earl E. Congdon, at his own expense, has obtained additional life insurance benefits that we deem adequate in mitigating this risk; therefore, no additional life insurance benefits were provided to him.

We provide basic employee group health and dental coverage for all employees but charge a premium for dependent and family coverage. We have waived the premiums for basic coverage for our named executive officers’ families, which are included in the “All Other Compensation” column of the Summary Compensation Table on page 23 of this proxy statement.

The named executive officers, with the exception of J. Wes Frye, are provided the use of a Company-provided automobile. We have increased the annual base salary commensurately for Mr. Frye to compensate for the absence of this perquisite.

The employment agreements for Earl E. Congdon and David S. Congdon allow for personal use of corporate aircraft. Our employment agreement with John B. Yowell also included this benefit. In 2010, personal use of our corporate aircraft by our named executive officers, including Mr. Yowell, represented approximately 8.5% of the total hours that our aircraft were utilized. The incremental cost for the personal use of our corporate aircraft is included in the “All Other Compensation” column of the Summary Compensation Table on page 23 of this proxy statement.

The employment agreements for Earl E. Congdon and David S. Congdon provide for the payment of annual membership dues and initiation fees for memberships in private clubs in accordance with our established policy. We have access to utilize these club memberships for employee functions, vendor relations and customer events. Our employment agreement with John B. Yowell also included this benefit.

Conclusions

Our Compensation Committee has considered all of the elements of compensation described above and their role in determining the total amount of current compensation for our named executive officers. The Committee believes the amount of each element and the total amount of compensation for each named executive officer are reasonable and appropriate in light of the officer’s experience and individual performance, our operational and financial performance and the officer’s role in creating shareholder value. The Committee also considered whether our compensation plans promote or encourage unnecessary and excessive risks and concluded they do not.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the year ended December 31, 2010 through incorporation by reference to this proxy statement.

Except for the annual report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless such filing explicitly incorporates this report.

The Compensation Committee,

Robert G. Culp, III, Chairman

Leo H. Suggs

D. Michael Wray

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides an overview of compensation earned by our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers and one other executive officer who was not serving as such as of December 31, 2010, for the years ended December 31, 2010, 2009 and 2008:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Earl E. Congdon Executive Chairman of the Board	2010 2009 2008	499,980 509,595 498,000	98,772 98,801 98,912	1,306,836 594,520 1,171,721	51,558 39,748 122,579	1,957,146 1,242,664 1,891,212
David S. Congdon President, Chief Executive Officer and Director	2010 2009 2008	499,980 509,595 490,840	98,772 98,801 98,912	1,306,836 594,520 1,171,721	75,695 64,347 84,455	1,981,283 1,267,263 1,845,928
J. Wes Frye Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary	2010 2009 2008	298,524 304,265 293,913	58,987 58,975 58,766	351,841 160,063 315,463	8,849 9,941 10,004	718,201 533,244 678,146
Greg C. Gantt Senior Vice President – Operations	2010 2009 2008	273,000 278,250 269,270	53,938 53,944 54,022	351,841 160,063 315,463	9,580 10,822 10,547	688,359 503,079 649,302
Joel B. McCarty, Jr. Senior Vice President, Secretary and General Counsel	2010 2009 2008	260,988 266,007 257,270	51,566 51,574 51,650	351,841 160,063 315,463	8,597 10,366 12,050	672,992 488,010 636,433
John B. Yowell (4) Executive Vice President and Chief Operating Officer	2010 2009 2008	350,012 356,743 345,110	69,141 69,169 69,233	854,469 388,725 766,125	17,393 57,660 71,539	1,291,015 872,297 1,252,007

(1)

Reflects the aggregate grant date fair value of awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), disregarding the estimate of forfeitures related to applicable service-based vesting conditions. Awards were granted in 2010 pursuant to the provisions of the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Phantom Stock Plan”). These awards were based on fiscal year 2009 financial results and are included below in the Grants of Plan-Based Awards table. Each named executive officer was awarded a number of phantom shares equal to 20% of base salary at year-end 2009 divided by the average closing price of our common stock for the three-day period commencing February 3, 2010 and ending February 5, 2010. The value of these awards in the table was determined by multiplying the number of phantom stock shares awarded to each named executive officer by the closing share price of $18.39 on the grant date of February 8, 2010, and assumes that all shares will vest based on the requirements of the Phantom Stock Plan. No shares of our common stock will be issued pursuant to the Phantom Stock Plan, as the awards are required to be settled in cash. While we used 2009 financial results to determine these awards, awards under the Phantom Stock Plan are discretionary and are considered earned in the year granted. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating annual compensation for our named executive officers.

(2)	Pursuant to our PIP for 2010 and 2009 and our Executive Profit Sharing Incentive Plan for 2008, we pay monthly cash incentives to our named executive officers based upon our pre-tax income during the fiscal year. Cash incentives are generally paid in the month following the actual month in which the cash incentive is earned; therefore, the table reflects only the cash incentives earned for each of the 12 months of the respective year, regardless of when the incentive payment was actually made.
(3)	See “All Other Compensation” below for the amounts and descriptions of these components of compensation in 2010.
(4)	John B. Yowell passed away on December 30, 2010.

All Other Compensation

The allocation of 2010 “All Other Compensation” from the Summary Compensation Table is presented below:

Name	Personal Use of Corporate Aircraft ($)(1)	Life Insurance Premiums ($)(2)	Group Health Premiums ($)(3)	Personal Use of Corporate Automobile ($)(4)	Company Contributions to the 401(k) Plan ($)(5)	Club Memberships ($)(6)	Total ($)
Earl E. Congdon	36,729	2,503	1,976	4,067	4,258	2,025	51,558
David S. Congdon	33,227	20,384	2,600	9,806	4,258	5,420	75,695
J. Wes Frye	—	2,005	2,600	—	4,244	—	8,849
Greg C. Gantt	—	1,306	2,600	1,264	4,410	—	9,580
Joel B. McCarty, Jr.	—	2,503	104	1,580	4,410	—	8,597
John B. Yowell	—	1,306	1,976	6,581	4,410	3,120	17,393

(1)	For the purpose of this table, compensation for the personal use of the corporate aircraft is calculated using incremental variable costs per flight hour.
(2)	Includes the following: (i) the taxable excess group term-life insurance premiums under our group term-life insurance policy for all employees and (ii) reimbursement of term-life premiums for policies up to $10,000,000 provided to David S. Congdon and John B. Yowell under their respective employment agreements that are further described in “Employment Agreements with David S. Congdon and John B. Yowell” on page 32 of this proxy statement.
(3)

We offer our employees a choice in group health and dental plans that vary by the level of benefits available and premiums paid by the employee. Employee premiums for our basic group plans are waived for our named executive officers. If our named executive officers elect to enroll in plans with higher benefits and premiums, they are required to pay the difference in premiums between the basic plan and the more robust plan selected. The amount in the table reflects the value of the basic group health and dental premiums that we waived for our named executive officers in 2010.
(4)	The amount reflected in the table for personal use of a Company-provided automobile is calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus total mileage driven.
(5)	Each of our named executive officers is eligible to participate in the Old Dominion 401(k) Employee Retirement Plan on the same basis as other employees. Employee contributions are limited to a percentage of their compensation, as defined in the plan. We guarantee a match of 30% of the first 6% of all employee contributions. Additional employer contributions may be awarded on a non-discriminatory basis to all participants at the discretion of our Board of Directors.
(6)	Club membership dues and initiation fees are provided for in the employment agreements with Earl E. Congdon, David S. Congdon and John B. Yowell, which are further described in the “Employment Agreements” section on page 30 of this proxy statement.

2010 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards made during fiscal 2010:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Earl E. Congdon	2/08/10	—	—	—	5,370	98,772
David S. Congdon	2/08/10	—	—	—	5,370	98,772
J. Wes Frye	2/08/10	—	—	—	3,207	58,987
Greg C. Gantt	2/08/10	—	—	—	2,933	53,938
Joel B. McCarty, Jr.	2/08/10	—	—	—	2,804	51,566
John B. Yowell	2/08/10	—	—	—	3,759	69,141

(1)	All payments made pursuant to the PIP and relating to the 2010 fiscal year have been made and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Shares of phantom stock granted in 2010 were based upon our financial performance in fiscal year 2009. Each named executive officer was awarded shares of phantom stock equal to 20% of base salary at year-end 2009 divided by the average closing price of our common stock on the fourth, fifth and sixth days following our fourth quarter 2009 earnings press release. While we used 2009 financial results to determine these awards, awards under the Phantom Stock Plan are discretionary and are considered earned in the year granted. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers. No shares of our common stock will be issued pursuant to the Phantom Stock Plan, as the awards are required to be settled in cash.
(3)	The grant date fair value of phantom stock shares, computed in accordance with ASC 718, is determined by the number of shares set forth above multiplied by the February 8, 2010 closing share price of $18.39 as reported on the NASDAQ Global Select Market.

Old Dominion Freight Line, Inc. Phantom Stock Plan

On May 16, 2005, our Board of Directors approved the Old Dominion Freight Line, Inc. Phantom Stock Plan, which provides a long-term retirement incentive for our key executives, including our named executive officers, that is tied directly to shareholder value. The Phantom Stock Plan was amended and restated effective January 1, 2009 to comply with the provisions of Section 409A of the Code. The Phantom Stock Plan was further amended on May 18, 2009 to permit the administrator to establish the fair market value of our common stock for award purposes using any good-faith method. Each share of phantom stock awarded under the Phantom Stock Plan represents a contractual right to receive an amount in cash equal to the fair market value of a share of our common stock on the settlement date, to be paid out of our general funds. As a result, no shares of common stock will be issued pursuant to the Phantom Stock Plan.

All disclosures in this proxy statement concerning the number of shares and share value under the Phantom Stock Plan have been adjusted for the 3-for-2 common stock splits that were effected on November 30, 2005 and August 23, 2010. The maximum number of shares of phantom stock available for awards under the Phantom Stock Plan is 562,500, of which 323,334 shares have been awarded through April 15, 2011.

Generally, each award vests on the earlier to occur of the following: (i) a change of control in our ownership; (ii) the fifth anniversary of the grant date of the award, provided the participant is employed on such date; (iii) the date of the participant’s death while employed; (iv) the date of the participant’s total disability; or (v) the date the participant attains the age of 65 while employed by us. The Phantom Stock Plan is discussed in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Outstanding Awards at 2010 Fiscal Year-End

The following table displays the Phantom Stock Plan awards that have not vested at year-end 2010, due to the vesting requirements of the Phantom Stock Plan:

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David S. Congdon(3)	22,265	712,257
J. Wes Frye(4)	14,192	454,002
Greg C. Gantt(5)	12,839	410,720

(1)	The vesting provisions of these phantom stock shares are described above under “Old Dominion Freight Line, Inc. Phantom Stock Plan.” No shares of common stock will be issued pursuant to the Phantom Stock Plan, as the awards are required to be settled in cash. Each employee’s unvested phantom stock awards are scheduled to vest in accordance with the vesting provisions described under “Old Dominion Freight Line, Inc. Phantom Stock Plan” in this proxy statement.
(2)	The market value of phantom stock shares that have not vested at year-end 2010 for each named executive officer is determined by the number of shares set forth above multiplied by the December 31, 2010 closing share price of $31.99 as reported on the NASDAQ Global Select Market.
(3)	Mr. Congdon’s unvested phantom stock awards were granted as follows: 2,640.5 shares granted on February 7, 2006; 3,624 shares granted on February 12, 2007; 5,004 shares granted on February 11, 2008; 5,626.5 shares granted on February 9, 2009; and 5,370 shares granted on February 8, 2010.

(4)	Mr. Frye’s unvested phantom stock awards were granted as follows: 1,961 shares granted on February 7, 2006; 2,692.5 shares granted on February 12, 2007; 2,973 shares granted on February 11, 2008; 3,358.5 shares granted on February 9, 2009; and 3,207 shares granted on February 8, 2010.
(5)	Mr. Gantt’s unvested phantom stock awards were granted as follows: 1,674.5 shares granted on February 7, 2006; 2,427 shares granted on February 12, 2007; 2,733 shares granted on February 11, 2008; 3,072 shares granted on February 9, 2009; and 2,932.5 shares granted on February 8, 2010.

2010 Phantom Stock Vested

The following table displays the Phantom Stock Plan awards that vested during 2010:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Earl E. Congdon(1)	5,370	—	(3)
Joel B. McCarty, Jr.(1)	2,803.5	—	(4)
John B. Yowell	16,461	521,320	(5)

(1)	Earl E. Congdon and Joel B. McCarty, Jr. have attained the age of 65 while employed with us and therefore, under the plan, have fully vested in all phantom shares previously awarded, including the shares granted during 2010 and set forth in this table, and will vest immediately in any subsequent grants of phantom shares.
(2)	Participants are only entitled to receive cash amounts due for each vested share of phantom stock on the settlement date, which shall be made from our general funds. As a result, the value on the phantom shares vested during 2010, as well as previous year grants, is deferred for Earl E. Congdon and Joel B. McCarty, Jr. until the settlement date. The value realized on the settlement date will be based on the market value of our common stock on such date. The settlement date is the earlier of: the date of the participant’s termination of employment on or after attaining age 55 for any reason other than death, total disability, or for cause; the date of the participant’s death while employed; or the date of the participant’s termination of employment as a result of total disability.
(3)	The market value of the deferred shares vested during 2010 for Earl E. Congdon was $171,786, as determined using the number of shares granted to Mr. Congdon in 2010 set forth above multiplied by the December 31, 2010 closing share price of $31.99 as reported on the NASDAQ Global Select Market. The market value of Earl E. Congdon’s total vested shares of 26,988 at year-end 2010 was $863,346.
(4)	The market value of the deferred shares vested during 2010 for Joel B. McCarty, Jr. was $89,684, as determined using the number of shares granted to Mr. McCarty in 2010 set forth above multiplied by the December 31, 2010 closing share price of $31.99 as reported on the NASDAQ Global Select Market. The market value of Joel B. McCarty, Jr.’s total vested shares of 12,288 at year-end 2010 was $393,093.
(5)	In accordance with the provisions of the Phantom Stock Plan and upon the passing of John B. Yowell on December 30, 2010, all 16,641 shares granted to Mr. Yowell between 2006 and 2010 became vested on that date. The market value of these vested shares at year-end 2010, valued at the settlement date of December 30, 2010 closing share price of $31.67 as reported on the NASDAQ Global Select Market, was $521,320.

2010 Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers’ contributions to and earnings from our deferred compensation plans, which are described below, in 2010:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Earl E. Congdon	—	—	266,093	—	5,092,937
David S. Congdon	181,643	—	400,809	—	2,945,048
J. Wes Frye	35,184	—	111,021	—	934,621
Greg C. Gantt	70,368	—	23,629	—	501,490
Joel B. McCarty, Jr.	140,736	—	59,856	—	1,244,095
John B. Yowell	—	—	119,257	—	835,138	(3)

(1)	Contributions represent deferrals of certain amounts of salary and cash incentives awarded pursuant to our PIP for 2010. These amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)	Aggregate earnings represent the earnings on the investment options selected by each named executive officer in 2010 in our deferred compensation plans. These earnings are not included in the Summary Compensation Table because they did not constitute above-market or preferential earnings.
(3)	Mr. Yowell passed away on December 30, 2010. As a result, the Company will begin making payments in 2011 from his deferred compensation accounts in accordance with the provisions of the deferred compensation plans that are described below.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Nonqualified Deferred Compensation Plan”) to permit certain of our management employees, including each of the named executive officers, to defer receipt of current compensation. This plan was amended and restated on January 1, 2009, and further amended on January 1, 2010. The Nonqualified Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees. Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from one to fifty percent and/or (ii) non-equity incentive compensation by a whole number percentage from one to seventy-five percent. The deferred amount is credited to the deferred compensation account we maintain for each participant. While not funded, each participant is allowed to select one or more investment options that mirror the actual performance of publicly traded funds. As of each March 31, June 30, September 30 and December 31, the deferred compensation account of each participant is adjusted to reflect gains and losses from their selected investment options in which the amount in the account is deemed invested. The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds. Distributions are subject to elections made by the participants, which generally require a five-year waiting period for active employees; however, distributions can begin immediately in the event of retirement, disability, death or other termination of service. Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a Company borrowing agreement. Payments are made from the Nonqualified Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant. The plan also allows us, in our sole discretion and without any participant discretion or election, to make a mandatory lump-sum payment in settlement of a participant’s entire accrued benefit.

Prior to the adoption of the Nonqualified Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or cash incentive compensation. The deferral of wages earned subsequent to December 31, 2004 is no longer allowed under this plan, as it did not fully comply with Section 409A of the Code. Gains and losses for this plan are determined in the same manner as for the Nonqualified Deferred Compensation Plan. Distributions are, and will be, handled in the same manner as described above.

Potential Payments Upon Termination or Change of Control

Below is a table of the amount of post-employment payments and benefits that would be provided to each named executive officer under the provisions of their employment agreements, the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, the Phantom Stock Plan and other welfare benefits, assuming that the triggering event occurred at December 31, 2010 (except with respect to Mr. Yowell, whose triggering event was his death on December 30, 2010). Such amounts would be paid from our general funds.

Name and Principal Position	Employment Agreement or Severance Plan ($)		Phantom Stock ($)(1)	Other ($)(2)	Total ($)(6)
Earl E. Congdon	5,450,507	(3)	863,346	—	6,313,853
David S. Congdon	5,110,524	(4)	712,257	25,879	5,848,660
J. Wes Frye	1,740,852	(5)	454,002	25,879	2,220,733
Greg C. Gantt	1,385,622	(5)	410,720	25,879	1,822,221
Joel B. McCarty, Jr.	1,626,027	(5)	393,093	25,879	2,044,999
John B. Yowell (7)	—		521,320	—	521,320

(1)	Pursuant to the Phantom Stock Plan, all unvested shares of phantom stock vest immediately upon death, disability, termination without cause or termination for good reason by the executive, and the value of the phantom stock would be payable immediately to the named executive officer in a lump sum. For purposes of this table, the value of vested and unvested shares of phantom stock was determined by multiplying the number of shares of phantom stock held by each named executive officer by the December 31, 2010 closing share price of our common stock of $31.99, as reported on the NASDAQ Global Select Market.
(2)	Amount payable for welfare benefits under the named executive officer’s employment agreement, if applicable, or the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives.
(3)	Amount payable pursuant to the named executive officer’s employment agreement is equal to three (3) times the sum of the executive’s base salary before the change in control and the annual bonus paid to him for the preceding calendar year under the PIP. This estimated amount is payable in a lump sum and due only if the executive’s employment is terminated within 12 months after a change of control. There would be no payment upon termination of employment for retirement, death, disability or for cause.
(4)

Amount payable pursuant to the named executive officer’s employment agreement under a three-year salary continuation provision on the normal payroll schedule for salaried employees. The settlement provisions of this agreement are further described in the “Employment Agreements” section on page 30 of this proxy statement, but generally provide for the payment of this estimated amount at termination due to retirement, disability or a change of control. No payment would be made if termination resulted from (i) death; (ii) for cause; or (iii) termination by the executive for a reason not constituting “good reason.” (A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.”) See also “Existing Life Insurance Policies,” below.

(5)	Amount payable pursuant to the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, which is equal to three (3) times the sum of the executive’s base salary in effect at the termination date and the average of cash incentives paid in the preceding three full calendar years. This estimated amount is payable over the compensation continuance period on the normal payroll schedule for salaried employees and due only if the executive’s employment is terminated within 12 months of a change of control and is reduced to two-thirds of this amount if terminated within 13 to 24 months of a change in control and one-third of this amount if terminated within 25 to 36 months of a change in control. There would be no payment upon termination of employment for retirement, death, disability or for cause.
(6)	Our named executive officers, or their beneficiaries, will also receive payments due to them at retirement, death or disability pursuant to our non-discriminatory 401(k) retirement plan and our deferred compensation plans. The amounts due to each named executive officer under our deferred compensation plans are provided in the “Nonqualified Deferred Compensation” section on page 28 of this proxy statement.
(7)	On December 30, 2010, John B. Yowell passed away and, therefore, he was not serving as a named executive officer at the end of our last completed fiscal year. As a result of his death, his employment agreement was terminated and no post-employment benefits were due or payable to Mr. Yowell or his estate under his employment agreement. Mr. Yowell was eligible, however, to receive a life insurance benefit with premiums that were reimbursed by us under the terms of his employment agreement. Mr. Yowell had obtained a policy with $5,000,000 in benefits that will be paid to his elected beneficiaries by the life insurance company he had selected. Mr. Yowell’s death also caused the phantom shares awarded to him under the Phantom Share Plan to become immediately vested and, as a result, payments totaling $521,320 became due to his beneficiaries as of December 30, 2010.

Existing Life Insurance Policies

David S. Congdon is eligible to receive a life insurance benefit that provides the executive and his family with up to $10,000,000 in coverage at preferred rates, with premiums being paid or reimbursed by us under his employment agreement. Upon his death, Mr. Congdon’s elected beneficiaries shall receive the death benefits provided for under the policy he has obtained, which are currently $10,000,000.

Employment Agreements

In 2007, the Compensation Committee, with the assistance of Hay Group, the Committee’s executive compensation consultant at that time, conducted a study of the 2004 employment agreements and identified several modifications to the agreements that the Compensation Committee believed to be appropriate. On May 28, 2008, we entered into amended and restated employment agreements with Earl E. Congdon, John R. Congdon, David S. Congdon and John B. Yowell. On May 24, 2010, we amended the agreements with Earl E. Congdon and John R. Congdon to extend the term of their respective agreements. The Board of Directors approved each of these agreements, based on the recommendation of the Compensation Committee of the Board. Each agreement requires the executive to perform duties customarily performed by a person holding his respective position and to perform other services and duties reasonably assigned from time to time by us or, with respect to the agreement with Earl E. Congdon, by the Board of Directors. The agreements replaced employment agreements that we entered into with the executives in 2004.

Employment Agreements with Earl E. Congdon and John R. Congdon

The employment agreements with Earl E. Congdon and John R. Congdon entitle each executive to receive a base salary to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers, to participate in our executive profit-sharing bonus programs, to participate in any of our other bonus or incentive plans (whether in existence on the date of the employment agreement or later established) in which our other senior executives are entitled to participate and to participate in certain other plans and benefits we offer to our senior executives generally. The Board may also award a discretionary bonus to be paid to each executive in the manner specified by the Board at the time any such bonus is approved; however, no such bonuses were approved or paid in 2010. Earl E. Congdon, while employed under his employment agreement, is also entitled to (i) personal use of our corporate aircraft and membership dues and initiation fees for membership in private clubs (in each case in accordance with our general policy as adopted from time to time by the Board), and (ii) an automobile for personal and business use. So long as John R. Congdon is employed under his employment agreement, he is entitled to designate the beneficiary under two life insurance policies owned by us insuring his life in the aggregate amount of $2,000,000. This right to designate a beneficiary will be relinquished upon the termination of Mr. Congdon’s employment for any reason other than death.

Each of the employment agreements provide for a term commencing June 1, 2008, and continuing until the earliest of (i) May 31, 2012; (ii) the death of the executive; (iii) written notice by the executive or us of a desire to terminate, subject to a 120-day notice requirement; (iv) termination “for cause,” which generally refers to termination resulting from (a) habitual intoxication that adversely affects job performance; (b) conviction of, or plea of guilty or no contest to, theft, fraud or embezzlement from us; (c) conviction of, or plea of guilty or no contest to, a felony involving moral turpitude that results in material harm to us; (d) any material act or omission by the executive involving gross malfeasance or gross negligence in the performance of his duties and responsibilities to us to the detriment of us; (e) any diversion by the executive for his personal gain of any clearly viable and significant business opportunity from us (other than with the prior written consent of the Board); (f) any willful violation of any provision of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics or any covenant contained in the employment agreement; or (g) the executive’s material violation of the requirements of the Sarbanes-Oxley Act of 2002 or any other federal or state securities law, rule or regulation; (v) termination resulting from total disability; or, in the case of Earl E. Congdon, (vi) the date Mr. Congdon fails to be elected by shareholders to serve as a member of the Board of Directors. The executive may terminate his employment and forego the 120-day notice requirement if the notice of termination is within 12 months after a change of control. Generally, a change of control is defined in each employment agreement to be either (i) the date any person or group of persons, directly or indirectly, becomes the beneficial owner of 35% or more of the combined voting power of the then outstanding shares of common stock (excluding the executive, our employee benefit plans, and any member of the executive’s family unless a majority of the independent directors determines that such family member’s beneficial ownership creates a substantial threat to corporate policy or effectiveness); (ii) the date when individuals who at the beginning of any two-year period constitute the Board, plus new directors whose nomination or election was approved by two-thirds of the directors still in office at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the Board; (iii) the date of a merger or similar transaction that would result in our voting securities immediately prior to the transaction not to continue to represent at least 60% of the combined voting power of us or a surviving entity immediately after the transaction; (iv) the date of a complete liquidation; (v) the date of a sale or disposition of substantially all of our assets; or (vi) the date of a bankruptcy filing.

If the executive’s employment is terminated as a result of our exercise of the 120-day notice provision described above, or as a result of the expiration of the term on May 31, 2012, or the executive voluntarily terminates his employment through exercise of the 120-day notice exception described above, or in the case of Earl E. Congdon, Mr. Congdon’s employment is terminated as a result of the shareholders’ failure to elect him to serve on the Board, and in each case such termination occurs within 12 months after a change of control, the executive is entitled to receive a lump-sum payment for any compensation due but not yet paid plus a payment equal to three times the sum of his annual base salary in effect at that time and the annual bonus paid to him for the preceding calendar year under our non-equity incentive plan. If the excise tax under Section 4999 of the Code would apply to such payments, they will be reduced so that the excise tax will not apply. If employment is terminated as described above and such termination does not occur within 12 months after a change of control, the executive is only due any compensation earned but not paid through the termination date. Any amounts payable to the executive will be paid on or after the first day of the seventh calendar month following the month in which his termination occurs as required by Section 409A of the Code.

Each executive is also subject to a non-competition and non-solicitation clause, which covers the term of the executive’s employment plus the twenty-four month period following such executive’s termination of employment.

Employment Agreements with David S. Congdon and John B. Yowell

The employment agreements with David S. Congdon and the late John B. Yowell entitle each executive to (i) a base salary, to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers; (ii) participate in our executive profit-sharing bonus programs, any of our other bonus or incentive plans (whether in existence at the date of the employment agreement or later established) in which our other senior executives are entitled to participate and certain other plans and benefits we offer to our senior executives generally; (iii) a discretionary bonus as determined by the Board; (iv) the personal use of our corporate aircraft and membership dues and initiation fees for membership in private clubs (in each case in accordance with our general policy as adopted from time to time by the Board); (v) an automobile for personal and business use; and (vi) receive a life insurance benefit that provides the executive and his family with up to $10,000,000 in coverage at preferred rates, with premiums being paid or reimbursed by us.

Each of the agreements provide for a term commencing on June 1, 2008 and continuing until the earliest of (i) May 31, 2011; (ii) the death of the executive; (iii) written notice by the executive or us of a desire to terminate, subject to a 90-day notice requirement; (iv) termination “for cause,” which is generally defined above under “Employment Agreements with Earl E. Congdon and John R. Congdon”; (v) termination by the executive for “good reason,” which generally includes a material breach by us of any provision of the employment agreement, the merger of us or transfer of a significant portion of our assets unless the successor assumes all of our duties and obligations under the employment agreement, a material reduction in the executive’s base salary, the assignment of duties inconsistent with the executive’s position, exclusion of the executive’s participation in our employee benefit plans, transfer of the executive’s primary work location more than 30 miles from his current primary work location or requiring that the executive relocate his principal residence more than 30 miles from his current primary work location, or requiring the executive to travel on business to a substantially greater extent than on the date of the employment agreement or, in the case of David S. Congdon, the failure to be elected or re-elected to the Board or the occurrence of a fundamental disagreement (generally defined as a material disagreement between David S. Congdon and the Board that occurs within three years after a change of control, concerns the strategic direction of us or another issue of fundamental importance to us and is deemed a fundamental disagreement by a majority of the members of the Board who are not also members of Mr. Congdon’s family); or (vi) termination resulting from total disability. Unless written notification is provided by either of the executives or us, the term is automatically extended on the first day of each month for one additional calendar month, unless either of the executives or we desire to fix the term for a definite three-year period.

If termination of the employment of the executive, either voluntarily or by us, results in a compensation continuance termination event (as defined in the employment agreement to mean termination due to our exercise of the 90-day notice exception, or termination as a result of the executive’s disability, or termination by the executive for good reason, or termination by the executive’s exercise of the 90-day notice exception after attaining the age of 65 or the expiration of a three-year term after being fixed by us), the executive is entitled to receive his base salary through the last day of the month of termination and, for the three-year period following termination, an annual amount equal to the average of the executive’s base salary and his annual bonus under our non-equity incentive plan for the three calendar years within the five calendar-year period preceding termination that produces the highest average annual compensation. If the excise tax under Section 4999 of the Code would apply to such payments, they will be reduced or otherwise adjusted so that the excise tax will not apply. The executive’s final average compensation payable during the first six months of the compensation continuance period shall be paid to the executive in a lump sum as of the first day of the seventh calendar month of the compensation continuance period. During such period, the executive will also receive continued coverage under our medical, dental, vision and life insurance benefit programs. If the termination does not result in a compensation continuance termination event, the executive is due only his base salary through the last day of the month in which the termination date occurs.

Each executive is also subject to a non-competition and non-solicitation clause, which covers the term of the executive’s employment plus the 24-month period following such executive’s termination of employment.

On December 30, 2010, John B. Yowell passed away and his employment contract was subsequently terminated. Under the provisions of his employment agreement, in the event of death, no post-employment benefits were due or payable to Mr. Yowell or his estate.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On May 16, 2005, the Board approved and we immediately adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives (the “Severance Plan”) for eligible key executives as determined by the Compensation Committee (generally, a senior vice president or vice president). Eligible key executives include three named executive officers, J. Wes Frye, Greg C. Gantt and Joel B. McCarty, Jr., but exclude the other named executive officers who are parties to employment agreements, which provide change of control and severance benefits. The Severance Plan was amended and restated effective January 1, 2009 to comply with Section 409A of the Code. Under the Severance Plan, termination of a participant’s employment by us for any reason other than for cause, death or total disability, or by the participant for good reason occurring within 36 months following a change in control, entitles the participant to receive the following benefits: (i) receipt of base salary through the last day of the month in which the termination date occurs; (ii) a monthly benefit equal to the participant’s monthly termination compensation, as defined in the Severance Plan, during the compensation continuance period; and (iii) continued participation in our welfare benefit plans until the earlier of the participant’s death or the last day of the calendar month in which the participant receives his final payment of termination compensation. The compensation continuance period is equal to 12 calendar months plus three additional calendar months for each year of service completed by the participant as of the termination date in excess of 10 years, not to exceed 36 calendar months.

DIRECTOR COMPENSATION

2010 Compensation of Directors

The following table reflects compensation earned for services performed in 2010 by members of our Board of Directors who were not named executive officers:

Name	Fees Earned or Paid in Cash ($)	Stock awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
J. Paul Breitbach	67,500	30,014	—	809	(3)	98,323
John R. Congdon(4)	—	49,386	251,315	281,288		581,989
John R. Congdon, Jr.	55,000	30,014	—	2,022	(3)	87,036
Robert G. Culp, III	65,000	30,014	—	—		95,014
John D. Kasarda	65,000	30,014	—	—		95,014
Leo H. Suggs	55,000	30,014	—	766	(3)	85,780
D. Michael Wray	55,000	30,014	—	1,440	(3)	86,454

(1)	Reflects the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, disregarding the estimate of forfeitures related to applicable service-based vesting conditions. Except for John R. Congdon, who is one of our executive officers, awards were granted in 2010 pursuant to the provisions of the Old Dominion Freight Line, Inc. Director Phantom Stock Plan (the “Director Phantom Stock Plan”), as discussed below. Each non-executive director was awarded a number of phantom shares equal to $30,000, as determined by the average closing price of our common stock of $23.68 on May 26 through May 28, 2010, the three business days preceding the grant date of June 1, 2010. The value of these awards in the table was determined by multiplying the 1,267.5 phantom stock shares awarded to each non-employee director by the closing share price of $23.68 on the grant date of June 1, 2010, the fifth business day following the 2010 Annual Meeting of Shareholders, and assumes that all shares will vest on May 17, 2011 in accordance with the requirements of the Director Phantom Stock Plan. As of December 31, 2010, the 1,267.5 phantom stock shares granted on June 1, 2010 represented the only unvested shares for each non-employee director. No shares of our common stock will be issued pursuant to the plan, as the awards are required to be settled in cash.
(2)	As one of our executive officers, John R. Congdon participates in our PIP. Pursuant to this plan we pay monthly cash incentives to eligible employees based upon our pre-tax income during the fiscal year. Cash incentives are generally paid in the month following the actual month earned; therefore, the table reflects only the incentives earned for each of the 12 months of 2010, regardless of when the incentive payment was actually made.
(3)	Amounts reflect the value associated with the use of corporate aircraft, which was primarily for travel to our Board of Directors’ meetings. For the purpose of this table, these values are calculated using incremental variable costs per flight hour.
(4)

John R. Congdon is an employee director, and therefore was not paid an annual retainer fee for the services he performed as a director in 2010. As one of our executive officers, he was paid non-equity compensation under the PIP of $251,315; received phantom stock awards valued at $49,386, based on the closing share price of $18.39 on the grant date of February 8, 2010, under the Phantom Stock Plan; and received other compensation that totaled $281,288. “All other compensation” includes (i) a base salary of $250,016; (ii) use of corporate aircraft to attend our Board of Directors’ meetings of $2,022; (iii) group health and dental premiums waived by us of $104; (iv) our matching contributions to our 401(k) retirement plan of $4,243; and (v) the taxable benefit of excess term-life insurance policies of $24,903, which includes the benefits under the split-dollar life insurance policies that are described in “Split-Dollar Life Insurance Policies” on page 36.

On May 28, 2008, the Board of Directors approved the fee structure for non-executive directors that remained in effect throughout 2010. Under that structure, non-executive members of the Board received an annual retainer of $55,000 per year. In addition, non-executive directors that served as Chairman of a Board Committee received an additional retainer ranging from $10,000 to $12,500 per year. The annual retainers, for both the Board and its Committees, were paid ratably at the end of each fiscal quarter.

On January 31, 2011, the Board of Directors approved a new fee structure effective January 1, 2011. Under the new structure, non-executive members of the Board will receive an annual retainer of $55,000 per year. Each non-executive Chairman of a Board Committee will receive an additional annual retainer ranging from $10,000 to $20,000 and the Lead Independent Director will receive an additional annual retainer of $20,000. All annual retainers will continue to be paid ratably at the end of each fiscal quarter.

The fee structure for 2010 and the current fee structure effective January 1, 2011 for non-executive directors and Chairmen of our Board Committees are provided below:

Director Role	2011 Annual Retainer Amount ($)	2010 Annual Retainer Amount ($)
Member (all non-executive directors)	55,000	55,000
Audit Committee Chairman (1)	20,000	12,500
Compensation Committee Chairman (1)	10,000	10,000
Governance and Nomination Committee Chairman (1)	10,000	10,000
Lead Independent Director (1)	20,000	—

(1)	Each non-executive Chairman of a Board Committee and the Lead Independent Director receives this annual retainer in addition to the retainer paid to all non-executive directors of $55,000.

There is no additional compensation provided for attendance at in-person or telephonic meetings. Directors receive reimbursement of certain business and travel expenses incurred as a director. Each of Earl E. Congdon and David S. Congdon, who are also two of our named executive officers, and John R. Congdon receive no retainers for Board service.

On May 28, 2008, our Board of Directors approved the Director Phantom Stock Plan. Under the Director Phantom Stock Plan, each non-executive eligible director is granted an annual award of phantom shares equal to $30,000 on the valuation date. Effective April 1, 2011, the Board of Directors amended the Director Phantom Stock Plan to allow an annual award of phantom shares equal to $50,000 on the valuation date, effective immediately. Each participant is entitled to an amount in cash equal to the fair market value of a share of our common stock on the settlement date. No shares of common stock will be issued pursuant to the Director Phantom Stock Plan, as the awards are settled in cash after the required vesting period has been satisfied or upon termination of service as a director.

Director Phantom Stock Plan awards are generally subject to a one-year vesting period or the earlier to occur of the following: the date of a change of control in our ownership provided that the participant is still serving as a director; or the date of the participant’s death or total disability while still serving as a director. Awards that are not vested upon termination of service as a director are forfeited.

RELATED PERSON TRANSACTIONS

Family Relationships

Earl E. Congdon, the Executive Chairman of our Board of Directors, is the brother of John R. Congdon, the Vice Chairman of our Board of Directors, and is the father of David S. Congdon, our President and Chief Executive Officer. John B. Yowell was the son-in-law of Earl E. Congdon and served as our Executive Vice President and Chief Operating Officer until his death on December 30, 2010. John R. Congdon, Jr., a director, is the son of John R. Congdon. At December 31, 2010, Earl E. Congdon beneficially owned 5.1% of our outstanding common stock while members of the Congdon family, in the aggregate, beneficially owned approximately 28% of our outstanding common stock.

Transactions with Old Dominion Truck Leasing, Inc.

Old Dominion Truck Leasing, Inc. (“Leasing”), a North Carolina corporation whose voting stock is owned by an Earl E. Congdon Revocable Trust, the John R. Congdon Revocable Trust and members of Earl E. Congdon’s and John R. Congdon’s families, is primarily engaged in the business of purchasing and leasing tractors, trailers and other vehicles. John R. Congdon is Chairman of the Board of Leasing, and Earl E. Congdon and John R. Congdon, Jr. are Vice Chairmen of the Board of Leasing. Since 1986, we have combined our requirements with Leasing for the purchase of tractors, trailers, equipment, parts, tires and fuel. We believe that the termination of this arrangement would not have a material adverse impact on our financial results.

In 2010, we charged Leasing $17,000 for the rental of real estate.

We purchased $242,000 of maintenance and other services from Leasing in 2010. We believe that the prices we pay for such services are lower than those that would be charged by unaffiliated third parties for the same quality of work, and we intend to continue to purchase maintenance and other services from Leasing, provided that Leasing’s prices continue to be favorable to us.

We also paid Leasing $86,000 in 2010 for tractors we leased for use in our linehaul operations and these lease arrangements expired in January 2011.

Split-Dollar Life Insurance Policies

We are a party to two split-dollar life insurance contracts insuring the life of John R. Congdon. We have endorsed the right to name the beneficiary of $2,000,000 of the total death benefits provided by these policies to Mr. Congdon and the compensation to Mr. Congdon resulting from this transaction has been reported in the “All Other Compensation” column of the 2010 Compensation of Directors table in this proxy statement.

Audit Committee Approval and Related Person Transaction Policy

Each of the foregoing transactions or series of transactions was reviewed and approved by the Audit Committee of our Board of Directors. In considering whether to approve such transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of the transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties. Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions in which we are a participant to help ensure that any such transactions are identified and given appropriate consideration. Generally, any transaction, arrangement or relationship with a related person, as defined by Item 404 of Regulation S-K under the Exchange Act, in an amount exceeding $120,000 and in which we are or would be a participant, requires the approval of the Audit Committee or a majority of the disinterested members of the Board. In making such approval, the Audit Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of us and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including, but not limited to: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Notwithstanding the foregoing, the Audit Committee has adopted a special approval process for certain transactions that we have entered into and will likely continue entering into with Leasing. These transactions include the following four types of transactions with Leasing, which have been separately approved by the Audit Committee: (i) vehicle repair, maintenance and other services that we provide to Leasing in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee (“Type 1”); (ii) vehicle repair, maintenance and other services that Leasing provides to us in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee (“Type 2”); (iii) leases of dedicated equipment for specific customers, who reimburse us for the lease amount through a periodic billing process that includes charges for additional services we provide (“Type 3”); and (iv) combined purchasing with Leasing of tractors, trailers, equipment, parts, tires and fuel to obtain volume price discounts, subject to review by the Audit Committee no less frequently than quarterly to confirm that the combined purchasing arrangement continues to be in the best interests of us (“Type 4”). In the event of a Type 3 transaction and prior to providing leased equipment to our customers, we will obtain a minimum of three bids from vendors approved by the customer. When Leasing is one of the vendors approved to submit bids, we will disclose to the customer our affiliation with Leasing. Any Type 3 transaction in connection with which we receive commissions or other financial benefit from Leasing in an amount that, together with all other Type 3 transactions entered into since the last review of such transactions by the Audit Committee, exceeds $120,000 will require the approval of the Audit Committee. With respect to each such transaction that is entered into or in conjunction with Leasing, the Audit Committee will not approve such transaction unless it determines that such transaction is in the best interest of us and our shareholders and that the terms are at least as favorable as those that could be obtained in an arms-length negotiation.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved related person transactions greater than $120,000 that remain ongoing and have a remaining term of more than six months. Based on the relevant facts and circumstances, the Audit Committee will determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 14, our compensation policies are designed to align our key executives’

compensation with both our business objectives and the interests of our shareholders. We also seek to provide compensation policies that attract, motivate and retain key executives who are critical to our success. A significant portion of the compensation we provide to our key executives is directly related to our financial performance and shareholder value. Highlights of our compensation program include the following:

•	Our Performance Incentive Plan, or PIP, is designed to tie a significant portion of current cash compensation directly to corporate performance.

•	Our phantom stock awards, which have vesting and continued service requirements and are linked to the value of our common stock, are designed to reward loyalty and create shareholder value.

•

In response to the weakness in the U.S. economy and the continued impact of the recession on the LTL industry, we provided no increases in base salary to our named executive officers between January 2008 and December 2010.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 14 for a more thorough discussion of our compensation philosophy, including the design and objectives of our elements of compensation. We also recommend that our shareholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included in the “Executive Compensation” section of this proxy statement, beginning on page 23.

We believe our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our shareholders. Accordingly, we are asking our shareholders to approve the overall application of our compensation policies to our named executive officers through this advisory vote. The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement.

For the reasons stated above, the Board recommends that our shareholders vote “for” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Old Dominion’s named executive officers, as disclosed in the proxy statement for our 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

To be approved, the number of votes cast “for” this advisory resolution must exceed the votes cast “against” this advisory resolution. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, however, the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY

STATEMENT.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are also providing our shareholders with the opportunity to recommend, on a non-binding, advisory basis, whether the advisory vote on the compensation of our named executive officers should be held every one year, two years or three years.

Our Board of Directors is mindful that changes to our compensation philosophy should withstand thoughtful and thorough evaluation and that certain components of executive compensation are long-term in nature and require an evaluation period greater than one year. However, our Board and Compensation Committee consider direct, frequent and timely input from our shareholders on matters of executive compensation to be an important factor in evaluating our compensation philosophy. Failure to provide shareholder input each year could make it difficult to understand the implications of a vote for compensation practices that span a wider range of time and would also limit the opportunity by the Board and the Compensation Committee to respond to the shareholder vote. The Board welcomes open communication with our shareholders and is therefore recommending an annual frequency for an advisory vote on the compensation of our named executive officers. Please note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, the proxy card accompanying this proxy statement provides shareholders with four choices: one-year frequency, two-year frequency, three-year frequency, or abstain from voting on this proposal.

Under Virginia law, other than with respect to the election of directors, action on a matter is approved, assuming a quorum exists, if the votes cast favoring the matter exceed the votes cast opposing the matter, unless our Articles of Incorporation or Virginia law require a greater number of affirmative votes. However, because of the nature of this proposal, the frequency receiving the greatest number of votes cast will be considered the frequency recommended by our shareholders. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. The Board values our shareholders’ opinions, however, and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “1 YEAR” AS

THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS.

PROPOSAL 4 – SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIRMAN OF THE

BOARD

The following proposal was submitted by a shareholder. If the shareholder proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with federal securities regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponent. International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, the beneficial owner of 150 shares of our common stock, submitted the following proposal:

RESOLVED: The shareholders of Old Dominion Freight Line, Inc., (“Old Dominion” or the “Company”) urge the Board of Directors to adopt a policy that the Board’s chairman be an independent director as defined by the rules of The NASDAQ Stock Market LLC. The policy should be implemented so as not to violate any contractual obligation and should specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board.

In our opinion, a board of directors is less likely to provide rigorous, independent oversight of management if the chairman is an executive of the company. We also believe that independent oversight of management is compromised when a board is less than two-thirds independent, particularly when the non-independent directors are company executives with family relationships. All of these scenarios hold true for our Company.

According to Old Dominion’s 2010 proxy statement, Earl E. Congdon, son of one of the Company’s founders, serves as Executive Chairman of Old Dominion and has been with the Company for over 61 years, serving as CEO for 22 of those years. He is the father of CEO David S. Congdon, the brother of Vice Chairman and Senior Vice President John R. Congdon, and the uncle of John R. Congdon, Jr., who is Vice Chairman of a company with substantial ties to Old Dominion. All of these Congdon family members sit on Old Dominion’s Board. Chairman Congdon’s son-in-law is also one of the Company’s named executive officers.

Members of the Congdon family make up almost half of the Board, holding four of nine Board seats. They have also served together on the Board for an extensive length of time, with Chairman Congdon serving on the Board for 58 years, Vice Chairman Congdon serving for 55 years, and CEO Congdon and John R. Congdon, Jr., each serving for 12 years – versus seven years or less for the other Board members, according to the Company’s 2010 proxy statement. We believe that at minimum these facts create the perception of a board within the Board.

We believe that having a chairman who is independent of the Company and its management will promote greater management accountability to shareholders and lead to a more objective evaluation of management. While we appreciate that the Company has appointed an independent lead director, we believe that – in light of the Congdon family’s significant presence on the Board – appointing an independent chair would better ensure the functioning of an effective board at Old Dominion.

We urge you to vote FOR this resolution.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors and its Governance and Nomination Committee have considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our shareholders.

The Board believes that Old Dominion and its shareholders are best served by having Earl E. Congdon, our current Executive Chairman of the Board, continue to serve as our Executive Chairman. The Board firmly believes Mr. Congdon’s serving as Executive Chairman enhances Old Dominion’s ability to successfully execute its business plans. The Board affirmed this belief in designating Mr. Congdon Executive Chairman upon his resignation as Chief Executive Officer effective January 1, 2008. This ensured that Mr. Congdon would remain actively involved in the business and affairs of Old Dominion and positioned to assist management in identifying and developing strategies to maximize business opportunities.

Mr. Congdon is widely regarded as one of the most knowledgeable and astute executives in the trucking industry. The Board believes his constant and uninterrupted leadership has been a significant factor in our achieving best-in-class status in the industry’s less-than-truckload segment. For example:

•	Our revenue in 1990, the year before we went public, was $134.8 million, compared to $1.5 billion for 2010.

•	At the end of 1990, we had approximately 2,300 employees compared to approximately 11,300 currently.

•	In 1990 our network consisted of 47 service centers in 20 states compared to 213 service centers in all 48 contiguous states as of December 31, 2010.

•

At the time of our initial public offering, 100 shares of our stock were worth $1,250, or $12.50 per share. At December 31, 2010, after four 3-for-2 stock splits, those 100 shares had grown to over 500 shares and were worth approximately $16,000, or $31.99 per share.

With Mr. Congdon as Executive Chairman, we continued to achieve superior performance even during the most recent recession, which arguably was the most challenging operating environment in our company’s history.

Even the proponent of this resolution, the International Brotherhood of Teamsters General Fund (the “Teamsters”), has benefited from the successes achieved under our current leadership structure. Based on information provided to us by the Teamsters, we believe that the Teamsters beneficially owned 150 shares of our common stock on or about November 1, 2009, which were valued at $3,898.50 based on a closing price of $25.99 per share on October 30, 2009 as quoted on Nasdaq. As of December 31, 2010 these shares – now numbering 225 following our August 2010 3-for-2 stock split – were valued at $7,197.75 based on a closing price of $31.99 per share on December 31, 2010 as quoted on Nasdaq, representing an unrealized return of 84.6% in approximately 14 months.

The Board believes an independent chairman is unnecessary for Old Dominion to ensure independent oversight, objective evaluation and accountability of management. A majority of our Board consists of strong and independent directors who bring important knowledge and experience in the transportation industry, in managing public companies and with respect to financial matters and who effectively perform these oversight, evaluation and management accountability functions. As noted above under “Corporate Governance – Board Leadership Structure,” Robert G. Culp, III currently serves as our Lead Independent Director. Among his many duties, our Lead Independent Director conducts executive sessions of the independent directors in conjunction with each regularly scheduled meeting of the Board, at which such directors discuss matters relating to management oversight and accountability. Following these executive sessions, Mr. Culp provides feedback to our Executive Chairman, Chief Executive Officer, and other executive officers as appropriate, and he serves as the liaison between the independent directors and the Executive Chairman and the Chief Executive Officer. His duties also include approving Board meeting agendas in consultation with our Executive Chairman and Chief Executive Officer, the schedule for meetings, and the information to be received by the directors before each meeting. Further, each Board member is free to suggest the inclusion of items on the agenda for Board meetings or raise subjects that are not on the agenda for that meeting, and has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as deemed appropriate. The entire Board, including our independent directors, also participates in the annual strategic planning meetings with members of management. The active roles assumed by our independent directors and our Lead Independent Director help to ensure that our leadership structure operates efficiently and in the best interests of both Old Dominion and its shareholders.

The Board’s committees also vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. Each of the Board’s committees is comprised entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of our financial statements, the compensation of executive management, including Mr. Congdon’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Our internal auditor also regularly meets with the Audit Committee, outside of the presence of management, to provide objective evaluations of our performance and compliance. In addition, the Governance and Nomination Committee performs a robust quarterly evaluation of our Chief Executive Officer.

The proponent notes that there are four members of the Congdon family who serve as members of the Board, including one – David S. Congdon – who also serves as President and Chief Executive Officer. The proponent also notes that each of these Congdon family members has served as a Board member for a longer period of time than any other Board member. The proponent omits from its statement, however, the fact that the Congdon family collectively owns approximately 28% of Old Dominion’s outstanding shares. While we are certainly aware of the significant influence that the Congdon family may exert in all matters involving a shareholder vote, we believe that their ownership interest has made and will continue to make them highly interested in the continued success of our company. We believe that Warren Buffett’s words about Berkshire Hathaway’s directors who have a substantial ownership interest in their company, as disclosed in Berkshire Hathaway’s 2010 Annual

Report, sum up nicely how we feel about the Congdon family’s ownership of our company: “Our directors, therefore, monitor [the company’s] actions and results with keen interest and an owner’s eye. You and I are lucky to have them as stewards.” The four members of the Congdon family who currently serve as our directors and/or executive officers are responsible for making strategic decisions that serve the best interests of Old Dominion and its shareholders – and that directly impact their own very significant financial stake in Old Dominion.

We believe that this proposal, if adopted, would deprive the Board of the flexibility it currently enjoys to constitute the leadership of Old Dominion in the manner it believes most effectively serves the interests of the company and its shareholders. For example, if Earl Congdon were to resign as Executive Chairman, the Board would be unable to appoint David Congdon, our current President and Chief Executive Officer, as Chairman – even though Old Dominion has thrived under his leadership. Our existing leadership structure allows the Board, using its collective business judgment, to select a chairman who possesses the knowledge of Old Dominion and our industry and who has the necessary commitment and skill to effectively guide us in both difficult and positive economic times, regardless of whether that person is an independent director.

In sum, the Board believes that Old Dominion and its shareholders have been and continue to be well served by Mr. Congdon’s leadership as Executive Chairman of the Board. Our current leadership model, when combined with the current composition of the Board and the other elements of our governance structure, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of Old Dominion’s business and affairs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“AGAINST” THIS PROPOSAL.

PROPOSAL 5 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed E&Y to serve as our independent registered public accounting firm for the year ending December 31, 2011. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of E&Y to the shareholders for ratification as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider whether to appoint another independent registered public accounting firm for the year ending December 31, 2011. Representatives of E&Y are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES AND SERVICES

E&Y charged the following fees for services relating to fiscal years 2010 and 2009:

Category of Service	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$538,000	$523,000
Audit-Related Fees	—	—
Tax Fees	58,000	86,000
All Other Fees	—	—
Total	$596,000	$609,000

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our financial statements for fiscal years 2010 and 2009, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years. Audit fees also include the aggregate fees billed for professional services rendered for the audit of our internal control over financial reporting. The audit fees for 2009 included $10,000 related to professional services rendered in connection with the filing of SEC registration statements on Form S-3 and Form S-8.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category includes the aggregate fees in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance includes the preparation of state and federal income tax returns. Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees. This category includes the aggregate fees in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Our engagement of E&Y in 2010 to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2010, without charge, from our website, http://www.odfl.com, or by writing to J. Wes Frye, Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Exhibits are not included, but copies of those exhibits may be obtained upon payment of copying charges.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: J. Wes Frye, Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary or by contacting us at (336) 889-5000. Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

DEADLINE FOR SHAREHOLDER PROPOSALS

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2012 Annual Meeting in accordance with Exchange Act Rule 14a-8 must ensure that the proposal is received by us at our principal executive offices no later than December 17, 2011.

In addition to any other applicable requirements, for business to be properly brought before the Annual Meeting by a shareholder, even if the proposal or proposed director candidate is not to be included in our proxy statement, our bylaws provide that the shareholder must give timely advance notice of such business in writing to our Secretary. Such notice must be delivered to, or mailed to and received at, our principal office at least 60 days and not more than 90 days prior to the meeting, except that if public disclosure of the date of the meeting is given less than 70 days prior to the meeting, notice by the shareholder will be considered timely if received by the Secretary by the close of business on the 10th day after public disclosure of the date of the meeting. As to each item of business, the notice must contain (i) a brief description of the business to be brought before the meeting and the reasons therefor; (ii) the name and the address of record of the shareholder and the number of shares of our common stock owned of record or beneficially by the shareholder; and (iii) any material interest the shareholder has in the proposed business, other than in his or her capacity as a shareholder. In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under “Director Nominations” beginning on page 11 of this proxy statement. If written notice is not timely or properly given, we may exclude the proposal or proposed director candidate from consideration at the meeting. If the proposal or proposed director candidate is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the proposal even if the proposal or proposed director candidate was not discussed in the proxy statement.

By Order of the Board of Directors

Joel B. McCarty, Jr. Secretary

Thomasville, North Carolina

April 15, 2011

OLD DOMINION FREIGHT LINE, INC. ATTN: WES FRYE, CFO 500 OLD DOMINION WAY THOMASVILLE, NC 27360

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 16, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 16, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M34469-P10664                     KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.          DETACH AND RETURN THIS PORTION ONLY

OLD DOMINION FREIGHT LINE, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

1.	Election of nine directors named below to the Company’s Board of Directors for one-year terms and until their successors have been elected and qualified, as set forth in the accompanying proxy statement.			☐	☐	☐
Nominees:
	01) Earl E. Congdon	06) Robert G. Culp, III
	02) David S. Congdon	07) John D. Kasarda
	03) John R. Congdon	08) Leo H. Suggs
	04) J. Paul Breitbach	09) D. Michael Wray
	05) John R. Congdon, Jr.						The Board of Directors recommends that you vote FOR the following:			For	Against	Abstain
The Board of Directors recommends that you vote FOR the following:				For	Against	Abstain	5.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐
2.	Advisory vote on the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

The Board of Directors recommends that you vote 1 YEAR for the following:			1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers.		☐	☐	☐	☐

These shares should be represented at the meeting either in person or by your properly completed proxy. The meeting will be held Tuesday, May 17, 2011, at 11:30 a.m. Eastern Daylight Time, at the Greensboro-High Point Marriot Airport hotel, One Marriott Drive, Greensboro, North Carolina 27409.

The Board of Directors recommends that you vote AGAINST the following:				For	Against	Abstain	PLEASE SIGN AND SEND IN YOUR PROXY
4.	Shareholder proposal regarding independent Chairman of the Board.			☐	☐	☐

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2010.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 17, 2011:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2010 Annual Report to

Shareholders are available on our corporate website at www.odfl.com/company/proxy.shtml.

M34470-P10664

OLD DOMINION FREIGHT LINE, INC.

Annual Meeting of Shareholders on May 17, 2011, 11:30 A.M. EDT

This proxy is solicited on behalf of the Board of Directors

and will be voted as properly specified by the shareholder.

The undersigned shareholder(s) of Old Dominion Freight Line, Inc. designates Earl E. Congdon, John R. Congdon and Joel B. McCarty, Jr., and any of them, with full power to act alone, agents and proxies to vote the shares of the undersigned at the Annual Meeting of Shareholders, Tuesday, May 17, 2011 at 11:30 a.m. Eastern Daylight Time, and at any adjournment thereof, as designated on the reverse side.

Please sign the proxy printed on the other side and return it at once unless you expect to attend the meeting in person. The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if properly executed and returned, will be voted “for” the election of all director nominees, “for” proposals 2 and 5, “1 Year” for proposal 3 and “against” proposal 4 if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents and proxies named above. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy by properly voting at the annual meeting or otherwise delivering a later-dated proxy.

Continued and to be signed on reverse side